Confidential Materials omitted and filed separately with the	Exhibit 10.26
Securities and Exchange Commission. Asterisks denote omissions.
SERVICE AGREEMENT
     This agreement (the “Agreement”) is made as of February 9, 2006 (the “Effective Date”) by and between VENTIV COMMERCIAL SERVICES, LLC, a New Jersey limited liability company (“Ventiv”); and SUCAMPO PHARMACEUTICALS, INC., a Delaware corporation (“Client”). Ventiv and Client may each be referred to herein as a “Party” and collectively as the “Parties”.
     1. The Services — In consideration for the compensation and schedule provided in Exhibit A, Ventiv shall provide Client with a field force of Ventiv employees that shall consist of thirty-eight (38) hospital medical center representatives (the “Ventiv Medical Center Representatives”) who shall exclusively market and promote Client’s Product (as defined in Section 3 below). Ventiv shall provide candidates for Ventiv Medical Center Representatives and Client shall participate in the recruitment, interview and hiring process; although the Parties understand and agree that all decisions regarding hiring and firing shall be made by Ventiv. The Ventiv Medical Center Representatives shall work on a full-time basis (i.e., [**] days per year in the field) on the Client’s account. The Ventiv Medical Center Representatives shall be managed by one shared Project Manager and one shared Team Leader, each of whom shall be an employee of Ventiv and shall assist in the provision of the Services (as defined below) to Client on a non-exclusive basis (i.e. the shared Project Manager and shared Team Leader, expressly subject to Section 1 (f) (iv) below, shall perform services for other Ventiv clients during the Term hereof). The shared Project Manager, shared Team Leader and Ventiv Medical Center Representatives shall collectively be referred to herein as the “Project Team”. The primary Client contact for the Ventiv Project Team shall be Client’s Director of Marketing and National Sales Director (the “Primary Client Contacts”). The Primary Client Contacts shall provide field direction for the Project Team in connection with the marketing and promotion of Client’s Product, as such term is defined below. Ventiv shall perform the services and obligations specified in this Section 1 of the Agreement (collectively, the “Services”):
     (a) Implementation — With respect to Client’s Product and in addition to the recruitment and employment of the Project Team, Ventiv shall:
          (i) train the Ventiv Medical Center Representatives on compliance with applicable heath care laws and regulations including OIG Guidance, the PhRMA Code on Interactions with Healthcare Professionals, the Federal Food, Drug and Cosmetic Act (“FDCA”) and the Medicare/Medicaid anti-kickback statute. Ventiv shall also provide the Ventiv Medical Center Representatives with training on selling skills (using Ventiv’s proprietary selling skills program, Rx Advantage), and human resource policies and procedures. As set forth in Section 4 below, Client shall provide all training concerning the Product. The aforementioned training shall consist of [**] of home study with respect to only Client’s Product and [**] of in-person initial training provided by Ventiv. All training shall be conducted utilizing informative materials prepared by Client and provided to the Ventiv Medical Center Representatives and shall occur prior to Deployment (as defined in Section 1(b) below);
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          (ii) with Client, develop marketing and promotion program procedures, and administer as directed by Client;
          (iii) with Client, customize marketing and promotion program processes, and administer as directed by Client; and
          (iv) with Client, establish marketing and promotion program performance parameters, goals and metrics, and administer as directed by Client.
          (v) provide [**] Rapid Recall market research surveys at no additional charge.
In all cases relating to (i) through (iv) above, Ventiv shall provide Client, promptly after creation by Ventiv and prior to use by Ventiv, with a complete copy of all training materials developed by Ventiv and/or used for the benefit of Client. Ownership of all such materials shall remain with the originator of such materials, as set forth more fully in Section 7 (b) below. Notwithstanding the foregoing, in the event Ventiv incorporates Client’s material (including Product information, data, technology, business strategies, historical business cases, projections, and/or other information generally related to Client’s products or business practices) (the “Client Material”) as an integral part of any such training materials developed by Ventiv in connection with the Services (the “Combined Training Material”), Ventiv agrees that the Client Material and Combined Training Material shall be treated as Confidential Information pursuant to Section 7 of this Agreement and that Ventiv will use such Combined Training Material only for the benefit of Client.
     (b) Deployment — Under direction of Primary Client Contacts, Ventiv shall deploy the Ventiv Medical Center Representatives throughout the Territory (as defined below in Section 1(h)) and provide each with all compensation and all support necessary for the Ventiv Medical Center Representatives to maximize their promotion and marketing efforts solely for the benefit of Client. Deployment shall include but not be limited to:
          (i) the administration, payment and/or provision by Ventiv to the Ventiv Medical Center Representatives of all salary and benefits;
          (ii) timely provision, administration and maintenance of all appropriately-featured handheld PDAs, laptops (including Target Software sales force automation software) and printers;
          (iii) timely provision, administration and maintenance of fleet automobiles for use by the Ventiv Medical Center Representatives; and
          (iv) administration and payment of bonuses as determined by prior written mutual agreement of the parties.
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The shared Project Manager and shared Team Leader shall assist the Primary Client Contacts in providing management of the Ventiv Medical Center Representatives. As employees of Ventiv, Ventiv shall provide the Project Manager and Team Leader with salary and benefits. Ventiv shall also provide turnover recruiting and training of the Project Team and administer office costs/operational supplies in addition to the pass-through expenses associated with this Agreement. As set forth in this Agreement, “Deployment” or “Deployment Date” means the date the Ventiv Medical Center Representatives commence the marketing and promotion of the Client’s Product pursuant to this Agreement. The Deployment Date is April 17, 2006.
     (c) Meetings — All meetings between Client and Project Team shall be on the dates, times and places as determined by Client pursuant to written direction from Primary Client Contact to Project Team, with Client paying for any travel cost and expense of Project Team to be present at such meetings, so long as Client has pre-approved such travel cost and expense prior to being incurred by Ventiv and any of its employees or affiliates.
     (d) Reports —
          (i) Ventiv shall provide Client with standard data activities and reports in accordance with Exhibit B attached hereto.
          (ii) Any customized or “non-standard” data activities or reports (i.e., data activities or reports requiring material changes in the nature of the data or formatting) requested in writing by Primary Client Contact to Ventiv in accordance with Exhibit B herein shall be prepared by Ventiv for Client after Ventiv has first provided Client with a written scope of work and maximum cost/charge for Ventiv to prepare such customized or “non-standard” activity or report, with Primary Client Contact being required to approve in writing each such scope of work and maximum cost/charge prior to Ventiv commencing any work related thereto. Client shall pay Ventiv [**] Dollars ($[**]) per hour in increments of one-quarter hour for the actual preparation of such customized or “non-standard” reports, up to the maximum number of hours and cost/charge set forth in the written scope of work therefor, as pre-approved in writing by Client.
          (iii) Ventiv represents and warrants that Ventiv’s standard operating procedures for producing such reports (attached hereto as Exhibit B, Section 2) will govern all reports produced for Client. At its sole cost and expense, Client or Client’s agent (subject to appropriate confidentiality restrictions approved in advance by Ventiv) shall have the right (up to once per year during the Term) to conduct an audit or investigation to ensure that the reports produced in accordance with this Agreement are in compliance with Ventiv standard operating procedures solely for purposes of verifying report quality as it relates to this Agreement. Client shall provide at least seven days prior written notice of its desire to conduct an audit pursuant hereto and any audit shall be conducted by Client in such a manner so as to not interfere with Ventiv’s business operations. Provided however that should any audit conducted pursuant to this paragraph (d) reveal material errors in the reports or that such reports have not been produced in accordance with Ventiv standard operating procedures, Client may perform another audit during
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the same one year period.
     (e) Sample Accountability — On Client’s behalf, Ventiv shall implement and maintain a sample accountability program in accordance with Exhibit C Attachment 1. The sample accountability program shall be in compliance with applicable federal and state laws, regulations, and guidelines, including but not limited to the Prescription Drug Marketing Act and its implementing regulations (“PDMA”). The fees of the sampling program are set forth in Exhibit A, and the terms of the sampling program are set forth more fully in Exhibit C attached hereto. Ventiv, through it affiliate, Promotech Research Associates, Inc. (“Promotech”), shall be responsible for shipment of Product samples and Product literature to the Ventiv Medical Center Representatives in accordance with PDMA guidelines, and confirming all returned samples. Client is responsible for taking all action required or suggested by the Food and Drug Administration (“FDA”), including but not limited to reporting of adverse events, and, where applicable, notifying the FDA, and all supplemental communications with respect to any of the above activities by Client.
     (f) Product Literature; Promotion — In strict accordance with Section 2 below, Ventiv shall be responsible for:
          (i) ensuring that only the Product and Product literature approved by Client are distributed by the Ventiv Medical Center Representatives;
          (ii) promoting and marketing the Product in a manner that complies with applicable federal and state law, including but not limited to, the Federal Food, Drug and Cosmetic Act (“FDCA”) and PDMA;
          (iii) cooperating with Client, at Client’s expense, to conduct any necessary recalls of the Product and/or Product literature; and
          (iv) ensuring that during the Term, the Ventiv Medical Center Representatives, Team Leader and Project Manager do not promote or market a product from a third party which competes with the Product.
     (g) Physician Validation — Within fourteen days of its receipt from Client of a list of Targets (as defined below) who are physicians to be contacted and personally visited by the Ventiv Medical Center Representatives to promote the use of Client’s Product in accordance with Section 2 below, Ventiv shall provide license verification services which shall consist of validation of all such physicians against a current list of state license numbers in order to confirm that such physicians are holders of current state medical licenses. All additions, changes and off-list potential Targets shall be validated in advance by Ventiv. Fees for this service are set forth in the Exhibit A, Item 6.
     (h) The territory where the Product will be promoted, marketed and sold by the Ventiv Medical Center Representatives will be the United States (the “Territory”). The Ventiv
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Medical Center Representatives shall contact, personally visit, solicit, and provide details of the Product to physicians, hospitals, teaching hospitals, VA hospitals, medical schools and long term care facilities to whom and where the Product has a reasonable likelihood of being prescribed, purchased and/or used (each a “Target” and collectively, the “Targets”) located in the Territory pursuant to Client’s territory alignment.
     (i) Ventiv shall provide to Client, during the Term hereof, the warehousing services and product sample and distribution services (collectively, the “Promotech Services” as more fully described in Exhibit C. Ventiv agrees that during the first six month period of the Term hereof, pricing for the Promotech Services shall be Ventiv’s cost therefor [**] and that during the remainder of the Term hereof, pricing for the Promotech Services shall be Ventiv’s cost therefor [**].
     (j) Notwithstanding anything herein to the contrary, neither Ventiv nor Ventiv Project Team members shall at any time promote Client Product for any indications not approved by the FDA. Client shall ensure that none of its regional managers, Primary Client Contacts and other Client employees requests that any member of the Project Team promote the Product for any indication not approved by the FDA.
       2. Compliance with Applicable Requirements —
     (a) Ventiv shall comply with all applicable laws; regulations; guidance provided by the FDA, the Department of Health and Human Services or other governmental agency; and policies and procedures of Client with respect to the marketing of the Product, communications with healthcare providers, and the distribution of samples. In particular, and without limiting the foregoing:
          (i) Ventiv shall ensure that promotional messages are consistent with approved product labeling, shall adhere to standards no less rigorous than those set forth in Client policies and procedures for communications with and courtesies provided to healthcare professionals (a copy of which is attached hereto as Exhibit D) that do not create a conflict of interest, and shall meet all applicable requirements for the distribution of samples to healthcare providers (including but not limited to all requirements in 21 CFR Part 203, except requirements pertaining to the labeling of samples and the reporting of any information to FDA, which shall be the responsibilities of Client).
          (ii) Ventiv shall ensure that all such laws, regulations, guidance, policies and procedures are followed by its employees, agents, affiliates, contractors, subcontractors, and all persons through whom it undertakes the responsibilities in this Agreement.
          (iii) Ventiv shall assume full responsibility for accounting for, storing, handling, and maintaining records for all samples upon receipt of such samples by Ventiv from Client.
Service Agreement

          (iv) Ventiv shall not alter, modify or otherwise change any label, labeling, advertisement, sample, promotional material or other materials provided to it by Client without Client’s express written permission.
     (b) Ventiv shall immediately notify Client of any falsification of drug sample requests, receipts or records; any diversion of drug samples; any loss or theft or sale of samples; any legal action against any of its employees relating to pharmaceutical manufacture or marketing (including any conviction of any representative of any law involving the sale, purchase or trade of any drug sample or the offer to sell, purchase or trade a drug sample); any alteration of any materials provided by Client; any request for information on unapproved uses of the Product; any communication with FDA or other governmental agency about the activities covered by this Agreement; and any other matter that may relate to an actual or potential violation of such laws, regulations, guidance, policies or procedures.
     (c) At Client’s sole cost and expense, once per year or more frequently where extraordinary circumstances exist, during the Term, Client shall have the right to conduct an audit or investigation to ensure that the activities covered by this Agreement are in compliance with laws, regulations, guidance, policies or procedures. Any such audit shall be conducted by Client or Client’s designated third-party auditor (subject to appropriate confidentiality restrictions approved in advance by Ventiv) in such a manner so as to ensure there is no interference with Ventiv’s business operations. Subject to Section 7 hereof and compliance with laws and court or regulatory orders, Ventiv shall cooperate with Client in any such audit or investigation, and Client shall have access to all relevant facilities, records and employees of Ventiv. In any interaction with or investigation by any governmental agency regarding the activities covered by this Agreement, Ventiv shall take no action on its own, but shall coordinate with Client and follow Client’s directions with respect to communications with such agencies, subject to compliance with laws and court or regulatory orders. Provided however that should any audit conducted pursuant to this paragraph (c) reveal significant compliance issues relating to the Services, Client may perform another audit during the same one year period.
     (d) Ventiv hereby warrants and represents that it shall not hire employees that are or have been debarred or convicted of any violation of law involving the sale, purchase, or trade of any drug sample.
     (e) Warranties:
          (i) Ventiv represents and warrants that it is under no obligation or restriction nor will it assume any such obligation or restriction which would in any way interfere or be inconsistent with, or present a conflict of interest concerning, the Services to be furnished by Ventiv or the obligations undertaken by the Ventiv pursuant to this Agreement.
          (ii) Ventiv represents and warrants that written materials and documents to be prepared by Ventiv and submitted to Client pursuant to this Agreement do not violate any copyright or other intellectual property right of any third party.
Service Agreement

          (iii) Ventiv represents and warrants that the Services will be performed in a professional manner consistent with generally accepted industry standards.
          (iv) Ventiv warrants that to the best of its knowledge, no deliverable provided pursuant hereto which is delivered in electronic format will contain any virus or computer software code, routines or devices designed to disable, damage, impair, erase, deactivate, or electronically repossess such deliverable or other software or data.
          (v) Client represents and warrants, that its Product training (including all Client provided training materials), as well as the program pursuant to which Ventiv shall provide Services hereunder, complies with all applicable state and federal laws as well as all statutes, laws, ordinances, rules and regulations of all governmental and regulatory authorities.
          (vi) Client represents and warrants that the trademarks, trade names and trade dress and the promotion of the Product by Ventiv does not infringe on any intellectual property or product marketing rights of any other person or entity.
     3. The Product; Right to Promote; Market — Client’s Product (or the “Product”) is Amitiza 24 microgram soft gelatin capsule. Such Product shall be marketed by the Ventiv Medical Center Representatives strictly in accordance with FDA-approved labeling. All pricing decisions relating to the Product shall be made by Client. Client retains the right to promote and market the Product to supplement Ventiv’s Services, and retains the right to accompany Ventiv employees when promoting and marketing Product. All promotion other than promotion conducted by the Project Team, including but not limited to advertising and website hosting, are Client activities. Client retains the right to establish and amend all messaging guidelines. The Product shall be promoted by Ventiv under trademarks owned by or licensed to Client and is a product which is either owned by Client or which Client has all lawful authority (state and federal) necessary to market and sell such Product in the Territory. This Agreement does not constitute a grant to Ventiv of any property right or interest in the Product or the trademarks owned by or licensed to Client and/or any other intellectual property rights which Client owns now or in the future. Ventiv recognizes the validity of and the title to all of Client’s owned or licensed trademarks, trade names and trade dress in any country in connection with the Product, whether registered or not.
     4. Client Responsibilities — Client is responsible for: (i) identification of a list of Targets and a Territory alignment (with assistance from Ventiv) and has provided such to Ventiv, (ii) employing a certain number of regional managers to provide field direction, management and marketing communications to the Ventiv Medical Center Representatives, (iii) production of Product samples and Product literature, (iv) sending Product samples and product literature to Promotech for distribution to the Ventiv Medical Center Representatives, (v) all Product-specific training, and (vi) all communications with the FDA concerning the Products.
     5. Additional Services —
Service Agreement

     (a) To support the Services to be performed by Ventiv (as set forth in Section 1 hereof), Client hereby appoints Ventiv as its exclusive provider of the following services (the “Supporting Services”) to be performed by Ventiv for the benefit of Client’s employees with regard to the Product:
          (i) Fleet Management — See Exhibit E
          (ii) Sales Force Automation — See Exhibit F
     (b) Ventiv shall also be Client’s primary provider of recruiting services (as set forth in Exhibit G attached hereto).
     (c) To the extent any provisions or terms set forth in an exhibit conflict with the terms set forth in the body of this Agreement, the terms set forth in the exhibit shall govern and control.
       6. Ventiv Compensation and Accounting Records — In accordance with the terms in this Section 6, Ventiv shall receive compensation from Client for performance of the Services and Supporting Services provided hereunder as set forth in Exhibit A attached hereto and made a part hereof.
     (a) Billing Terms —
           (i) Client will be invoiced monthly in arrears for all fees, unless otherwise set forth herein or with other terms approved in writing by Client and Ventiv prior to invoicing. For Client’s reconciliation purposes, all invoices relating to this Agreement will reference this Agreement regardless of vendor producing invoice. Invoices are due within [**] days of receipt by Client. If not paid within [**] days of receipt by Client, there will be a finance charge of 1.5% monthly, applied to the outstanding balance due.
           (ii) Pass-through Costs will be invoiced to Client at actual cost as incurred by Ventiv. With the exception of meetings planned by Ventiv on Client’s behalf (and expenses associated therewith), Ventiv shall send Client invoices for Pass-through Costs within [**] days following receipt of documentation of such Pass-through Costs and shall include appropriate documentation to support such expenses. With respect to meetings planned by Ventiv on Client’s behalf (and expenses associated therewith), Ventiv shall submit to Client an estimate of such costs prior to commencement of the meeting. Ventiv will update the estimate for any Client requests outside the scope of the original assumptions used for the estimate. Ventiv will bill actual costs for the meeting (and expenses associated therewith) upon receipt of all documentation of expenses incurred for such meeting.
           (iii) If Client disputes any portion of an invoice, Client shall promptly notify Ventiv in a writing setting forth in detail the nature and extent of such dispute (a “Dispute Notice”) and both parties shall work in good faith to resolve the matter quickly. Undisputed
Service Agreement

portions of an invoice shall be paid in accordance with the terms hereof. If needed, Ventiv will re-invoice the charges at which point Client shall pay the corrected invoice unless Client continues to dispute the revised invoice. Within twenty (20) business days of delivery to Ventiv of the Dispute Notice, management representatives from both Parties shall meet to resolve any dispute regarding an invoice. The Parties agree that disputes regarding invoices shall be resolved by the Parties within a commercially reasonable period of time.
     (b) Accounting Records
     Ventiv will maintain true and complete financial records relating to the Services performed under this Agreement, including pass-through expenses and labor hours applied in connection with the Services. At Client’s sole cost (up to once per year during the Term and for two years thereafter) Client or Client’s authorized agent (subject to appropriate confidentiality restrictions) will have the right to audit, at any reasonable time during normal business hours and upon at least ten (10) business days prior written notice to Ventiv, on a confidential basis, such records for the purpose of verifying the amounts charged under this Agreement. Any such audit shall be conducted by Client in such a manner so as to ensure no interference with Ventiv’s business operations. Provided however that should any audit conducted pursuant to this paragraph (b) reveal material discrepancies in the financial records relating to the Services, Client may perform another audit during the same one year period.
       7. Confidentiality; Ownership of Property —
     (a) During the performance of the Services contemplated by this Agreement, each Party may learn confidential, proprietary, and/or trade secret information of the other Party. The Party disclosing Confidential Information shall be referred to as the “Disclosing Party” and the Party receiving Confidential Information shall be referred to as the “Receiving Party.”
     “Confidential Information” shall mean any information, unknown to the general public, which is disclosed by the Disclosing Party to the Receiving Party under this Agreement and shall include, without limitation, technical, trade secret, commercial and financial information about either Party’s (i) research or development; (ii) marketing plans or techniques, contacts or customers; (iii) organization or operations; (iv) business development plans (i.e., licensing, supply, acquisitions, divestitures or combined marketing); (v) Product, licenses, trademarks, patents, other types of intellectual property or any other contractual rights or interests (including without limitation processes, procedures and business practices involving trade secrets or special know-how) and (vi) in the case of Ventiv, the names and work assignments of the members of the Project Team, provided, however, that all Data (as defined in Section 8 below) and information concerning the results of the Services provided hereunder which are compiled by Ventiv (including but not limited to the Ventiv Medical Center Representatives) in performing the Services hereunder shall be deemed to be the exclusive Confidential Information of Client. The Receiving Party shall neither use or disclose Confidential Information from the Disclosing Party for any purpose other than is specifically allowed by this Agreement.
     Upon the expiration or termination of this Agreement, the Receiving Party shall return to
Service Agreement

the Disclosing Party all tangible forms of Confidential Information, including any and all copies and/or derivatives of Confidential Information made by either Party or their employees as well as any writings, drawings, specifications, manuals or other printed or electronically stored material based on or derived from Confidential Information. Any material or media not subject to return must be destroyed and certified as such by the destroying Party to the other Party. The Receiving Party shall not disclose to third parties nor use anything related to any Confidential Information of the Disclosing Party or any reports, recommendations, conclusions or other results of work relating to the Confidential Information of the Disclosing Party under this Agreement without prior consent of an officer of the Disclosing Party. The obligations set forth in this Section 7, including the obligations of confidentiality and non-use shall be continuing and shall survive the expiration or termination of this Agreement and will continue for a period of five (5) years.
     The obligations of confidentiality and non-use set forth herein shall not apply to the following: (i) Confidential Information at or after such time that it is or becomes publicly available through no fault of the Receiving Party; (ii) Confidential Information that is already independently known to the Receiving Party as shown by prior written records; (iii) Confidential Information at or after such time that it is disclosed to the Receiving Party by a third party with the legal right to do so; (iv) Confidential Information required to be disclosed pursuant to judicial process, court order or administrative request, provided that the Receiving Party shall so notify the Disclosing Party sufficiently prior to disclosing such Confidential Information as to permit the Disclosing Party to seek a protective order.
     (b) All materials and documents supplied to either Party during the Term of this Agreement, including but not limited to sales force automation software, report designs, and sales training materials shall be the sole and exclusive property of the originator of those materials and developments (“Ventiv Property” or “Client Property” as applicable), provided, however, that all Data (as defined in Section 8 below) and information concerning the results of the Services provided hereunder which are compiled by Ventiv and/or the Ventiv Medical Center Representatives in performing the Services hereunder shall be deemed to be the exclusive Confidential Information of Client. Each Party agrees to hold all such property and developments confidential in accordance with this Section 7 of the Agreement.
       8. Disposition of Computer Files and Client Materials — Ventiv will take reasonable and customary precautions, including periodic backup of computer files, to prevent the loss or alteration of Client Property, Data (as defined hereafter) and documentation. “Data” means all information submitted by Client, Ventiv and/or the Project Team to be processed for the benefit of Client, as contemplated by this Agreement, wherever residing, in all media and in any form, including raw data, compilations, analyses and summaries of such information. Data shall include, but not be limited to, information about clients, physicians and medical entities and all reports and compilations prepared by Client, Ventiv and/or the Project Team in connection therewith. Both Parties recognize that Ventiv cannot guarantee against any such loss or alteration, however, Client shall not be liable for any expenses related to Ventiv’s loss or alteration of Client Property and/or Data. Client will be notified immediately in writing of such
Service Agreement

loss or alteration of Client Property and/or Data, and all reasonable efforts shall be made by Ventiv and Ventiv third-party vendors under this Agreement to recover such loss or alteration. Upon termination of this Agreement and as directed by Client, Ventiv will dispose of Client computer-stored files and study materials according to Ventiv’s internal standard operating procedures. Client may communicate any special request for the disposition of Client Property and/or Data in writing to Ventiv. Client shall bear all costs incurred by Ventiv in complying with any such written instructions furnished by Client. Ventiv will provide a written estimate to Client, and Client will provide written approval, of all such costs prior to any action by Ventiv.
       9. Independent Contractors — Ventiv and its directors, officers, and the persons providing services under this Agreement, including the Ventiv Medical Center Representatives, are at all times independent contractors with respect to Client. Persons provided by Ventiv to perform Services shall be deemed to be employees of Ventiv and shall not be deemed to be employees of Client. Client shall not be responsible for Ventiv’s acts or the acts of its officers, agents, employees and the Ventiv Medical Center Representatives while such persons are performing the Services, whether present on Client premises or elsewhere.
     Ventiv shall not be responsible for any cost, however, attributable to: (i) any actions by Client that caused a person provided by Ventiv to perform services under this Agreement to be reclassified as an employee of Client, (ii) any unlawful or discriminatory acts of Client, and (iii) any language in any Client employee benefit plan (as such term is defined Section 3(3) of ERISA), and any other incentive compensation, stock option, stock purchase, incentive, deferred compensation, supplemental retirement, severance and other similar fringe or employee benefit plans, programs or arrangements that may be sponsored at any time by Client or any of its affiliates that cause any Ventiv employee to be reclassified by a governmental or regulatory agency or a court as an employee of Client.
       10. Ventiv Personnel —
     (a) Except as otherwise set forth in Section 10(b) below, Client may not employ or retain any member of the Project Team during the Term of this Agreement or within one (1) year after the termination of this Agreement without the prior written approval of Ventiv, which may be withheld by Ventiv in its sole and absolute discretion; provided, however, that nothing in this Agreement shall restrict Client from employing any member of the Project Team who terminates his or her employment with Ventiv without any assistance, encouragement or solicitation by Client (provided further that such member of the Project Team may not be employed or otherwise retained by Client until the three (3) month anniversary of the termination or expiration of this Agreement).
     (b) Conversion — Client may solicit, employ or retain at any one time, any or all of the Ventiv Medical Center Representatives performing Services hereunder (a “Conversion”) provided that: (i) such hiring may not occur prior to the first anniversary of the Deployment Date and (ii) Client provides at least ninety (90) days’ prior written notice to Ventiv of any proposed Conversion. In the event Client wishes to implement a Conversion, Client shall pay Ventiv a fee of $[**] per Ventiv Medical Center Representative (in the event the Conversion
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occurs after one year anniversary of the Deployment Date and prior to the two year anniversary of the Deployment Date) and $[**] per Ventiv Medical Center Representative (in the event the Conversion occurs on or after two year anniversary of the Deployment Date). Client understands and agrees that the decision to accept employment with Client pursuant to the terms hereof, rests solely with each Ventiv Medical Center Representative.
     (c) Notwithstanding anything to the contrary set forth herein, Client agrees during the Term of this Agreement and for one (1) year thereafter not: (i) to provide information (i.e., name, address, phone number or e-mail address) concerning any member of the Project Team to any third party that provides or proposes to provide contract sales services to Client or (ii) to assist actively in any other way such a third party in employing or retaining a member of the Project Team. Client shall pay or cause the third party to pay Ventiv $[**] for each Ventiv employee so employed or retained as liquidated damages for breach of this section.
       11. Indemnification — For the purposes of this Section 11, “Liability” shall mean losses, liabilities, costs, expenses (including reasonable attorneys’ fees), claims (including without limitation, claims for bodily or personal injury or property damage), penalties, judgments and/or other damages. The Parties agree to follow the procedures set forth in Section 11(c) below.
     (a) Ventiv shall defend, at its own cost and expense, and indemnify and hold harmless Client, its officers, directors, agents and employees (“Client Indemnified Parties”) from and against any third party Liability which results from (i) any reckless, negligent or willful acts or omissions by Ventiv, its agents, directors, officers, or employees, including but not limited to the Ventiv Medical Center Representatives, (ii) acts or omissions outside the scope of the Services to be provided by the Project Team pursuant to this Agreement, or (iii) any material breach of this Agreement by Ventiv, its agents, directors, officers or employees, including but not limited to the Ventiv Medical Center Representatives. In the event of any such claim against Client Indemnified Parties by any third party, Client shall promptly notify Ventiv in writing of the claim and Ventiv shall manage and control, at its sole cost and expense, the defense of the claim and its settlement. Client’s failure to provide such notice to Ventiv shall constitute a waiver of Ventiv’s indemnification obligations under this Section 11(a) if, and only if, Ventiv is materially damaged by such failure. Client Indemnified Parties shall cooperate with Ventiv and may, at their option and expense, be represented in any such action or proceeding. Ventiv shall not be liable for any litigation costs or expenses incurred by Client Indemnified Parties without Ventiv’s prior written authorization. Notwithstanding anything to the contrary set forth herein, Ventiv shall not be responsible for the indemnification or defense of any Client Indemnified Party arising from any act or omission requiring Client to indemnify Ventiv pursuant to Section 11(b) below.
     (b) Client shall defend, at its own cost and expense, and indemnify and hold harmless Ventiv, its officers, directors, agents, and employees (“Ventiv Indemnified Parties”) from and against any third party Liability which result from (i) any reckless, negligent or willful acts or omissions by Client, its agents, directors, officers or employees, (ii) any material breach of this
Service Agreement

Agreement by Client, its agents, directors, officers, or employees, or (iii) any products liability warranty or negligence claim relating to the Product. In the event of any such claim against the Ventiv Indemnified Parties by any third party, Ventiv shall promptly notify Client in writing of the claim and Client shall manage and control, at its sole cost and expense, the defense of the claim and its settlement. Ventiv’s failure to provide such notice to Client shall constitute a waiver of Client’s indemnification obligations under this Section 11(b) if and only if Client is materially damaged by such failure. Ventiv Indemnified Parties shall cooperate with Client and may, at their option and expense, be represented in any such action or proceeding. Client shall not be liable for any litigation costs or expenses incurred by the Ventiv Indemnified Parties without Client’s prior written authorization. Notwithstanding anything to the contrary set forth herein, Client shall not be responsible for the indemnification or defense of any Ventiv Indemnified Party arising from any act or omission requiring Ventiv to indemnify Client pursuant to Section 11(a) above.
     (c) Indemnification Procedure —
          (i) Each indemnified Party agrees to give the indemnifying Party written notice, as soon as is practicable, but in any event within thirty (30) days if possible, of any Liability or the discovery of fact upon which such indemnified party intends to base a request for indemnification under Section 11(a) or 11(b).
          (ii) Each Party shall furnish promptly to the other Party (upon written request from such Party) copies of all papers and official documents received in respect of any Liability. The indemnified Party shall cooperate with the indemnifying Party, at the indemnifying Party’s expense, in providing witnesses and records necessary in the defense against any Liability.
          (iii) With respect to any settlement of Liability relating solely to the payment of money damages (i.e., such settlement will not result in the indemnified Party’s becoming subject to injunctive or other relief, will not contain an admission of guilt and otherwise will not adversely and materially affect the business of the indemnified party in any manner), and as to which settlement the indemnifying Party shall have acknowledged in writing the obligation to indemnify the indemnified Party hereunder, the indemnifying Party shall have the sole right to defend, settle, or otherwise dispose of such claim, on such terms as the indemnifying Party, in its sole discretion, shall deem appropriate.
          (iv) With respect to all other settlements of Liability, the indemnifying Party shall obtain the written consent of the indemnified Party, which shall not be unreasonably withheld, prior to ceasing to defend, settling, or otherwise disposing thereof.
          (v) The indemnifying Party shall not be liable for any settlement or other disposition of a loss by the indemnified Party that is reached without the written consent of the indemnifying Party.
       12. Term — This Agreement shall be in effect as of the Effective Date and shall remain in effect through March 29, 2008 (the “Term”); provided, however, that either Party may
Service Agreement

terminate this Agreement prior to that time as provided in Section 13. The period from March 30, 2006 until March 29, 2007 shall be referred to herein as “Year One” and the period from March 30, 2007 until March 29, 2008 shall be referred to herein as “Year Two”. Unless earlier terminated as provided under Section 13, this Agreement will renew for additional periods of one year each (each an “Additional Term”), upon written agreement by the Parties to be executed at least sixty (60) days prior to the end of the Term. The compensation to Ventiv, as set forth in Exhibit A, for any Additional Term must be agreed upon and set forth in the written agreement between the Parties to be executed at least sixty (60) days prior to the end of the Term.
       13. Termination —
     (a) Notwithstanding anything else contained in this Agreement to the contrary, this Agreement may be terminated by Ventiv or Client upon giving written notice as follows:
          (i) by Ventiv, if payment to Ventiv by Client is not made when due and such payment is still not made within thirty (30) days from the date of notice to Client of such nonpayment, provided such payment is not being handled as in accordance with Section 6(a)(iii) or
          (ii) by either Party, in the event that the other Party has committed a material breach of this Agreement and such breach has not been cured within sixty (60) days of receipt of written notice from the non-breaching Party specifying in detail the nature and extent of such breach; or
          (iii) by Client, without cause, upon ninety (90) days prior written notice to Ventiv; provided, however, that the actual termination date shall not be prior to the one year anniversary of the Deployment Date; or
          (iv) by either Party, in the event that the other Party has become insolvent or has been dissolved or liquidated, filed or has filed against it, a petition in bankruptcy and such petition is not dismissed within sixty (60) days of the filing, makes a general assignment for the benefit of creditors; or has a receiver appointed for a substantial portion of its assets.
     (b) In the case of any termination of this Agreement during Year One by Client or Ventiv under Section 13 of this Agreement, Client shall (in addition to all other payment obligations under this Agreement) promptly pay (or if paid by Ventiv, promptly reimburse Ventiv): the amount due any lessor or rental agent of the equipment provided by Ventiv to members of the Project Team pursuant hereto (i.e., laptop computers, handheld PDA’s, and fleet automobiles (collectively, the “Equipment”)), for any early termination of the lease or rental agreement. In addition, Client may elect to either: (i) in the event the Equipment is owned by Ventiv, accept transfer of the Equipment from Ventiv and pay an amount equal to the net book value (if any) of the Equipment on the books of Ventiv at the time of the transfer, or in the event the Equipment is subject to a lease or finance lease, and to the extent allowed by the governing lease documents, seek transfer of the Equipment to Client from Ventiv (subject to the last sentence of this Section 13 (b) and Client shall assume the responsibility for all further payments
Service Agreement

due (including costs associated with the transfer), or (ii) pay Ventiv the net loss to Ventiv on such Equipment determined by the difference between the net book value of such Equipment and the actual net price received by Ventiv for the disposal of such Equipment, plus any costs associated with the disposal of said Equipment. Any proposed transfer of Equipment shall be subject to Client establishing its own relationship and credit with the entity that Ventiv contracted with to lease or rent such Equipment.
     (c) Upon the effective date of such termination, the Parties shall have no further obligation to each other (other than those set forth in Sections 6 (“Ventiv Compensation and Accounting Records”), 7 (“Confidentiality; Ownership of Property”), 8 (“Disposition of Computer Files and Client Materials”), 10 (“Ventiv Personnel”), 11 (“Indemnification”), 13 (c) (this provision), 14 (“Publicity; Press Releases”) and 15 (“Miscellaneous”), except that Client shall pay the amounts set forth or provided for in all of the exhibits attached hereto through the actual date of termination, and Ventiv shall continue to provide all Services through the actual date of termination.
       14. Publicity; Press Releases —
Nothing contained in this Agreement shall be construed as conferring any rights to use in advertising, publicity or other marketing activities any trade name or trademark owned or used under license to Client or Ventiv, as case may be, or other designation of Client or Ventiv, including any contraction, abbreviation, or simulation of any of the foregoing, and disclosing party agrees not to use the existence of this Agreement in any promotional activity without the express written approval of the other party and with regard to Ventiv’s promotional activity the signature of Client’s Chief Executive Officer and Client’s IP Committee in each instance.
Neither party shall disclose the terms, conditions or subject matter of this Agreement without the prior written consent of the other unless, in the judgment of the disclosing party, such disclosure is:
     (a) In response to a valid order of a court or other governmental body of the United States or any political subdivision thereof; provided, however, that Ventiv shall first have made a reasonable effort to obtain a protective order requiring that the information or documents so disclosed be used only for the purposes for which the order was issues; or
     (b) As may be required by law; or,
     (c) As may be necessary to establish its rights under this Agreement.
Notwithstanding anything to the contrary stated in this section, upon Client’s receipt of written consent from Ventiv (which shall not be unreasonably withheld or delayed), Client may disclose certain terms and conditions of this Agreement to third parties that are providing services to Client, provided: (i) such information shall be used by third party solely in connection with Client’s business operations; (ii) Client shall limit the disclosure to only such information as is required or necessary to be disclosed; and (iii) Client has an agreement with such third party that
Service Agreement

obligates the third party to hold the disclosed terms and conditions of this Agreement confidential.
       15. Miscellaneous
     (a) Each Party represents to the other that the execution, delivery and performance of this Agreement by such Party has been duly authorized by all requisite corporate action; that the Agreement constitutes the legal, valid, and binding obligation of such Party, enforceable in accordance with its terms (except to the extent enforcement is limited by bankruptcy, insolvency, reorganization or other laws affecting creditors’ rights generally and by general principles of equity); and that this Agreement and performance hereunder does not violate or constitute a breach under any organizational document of such Party or any contract, other form of agreement, or judgment or order to which such Party is a party or by which it is bound.
     (b) In addition to the insurance set forth in Exhibit E (“Fleet Management Services”), each Party shall have and maintain such type and amount of insurance covering the development, manufacture, promotion, supply, use, and sale, (as applicable to such Party) of Product as is normal and customary in the pharmaceutical industry generally for parties similarly situated in commercially reasonable amounts with carriers with a Best rating of A-XII or better and include contractual liability, including in the case of Client product liability insurance in the amount of at least $25 million. Additionally, Ventiv shall be named as an additional insured on such product liability insurance. If carried under claims made form, this insurance shall be carried by each Party for a minimum of ten (10) years following the termination of this Agreement. In addition, upon written request, each Party will provide the other with a copy of its policies of insurance or a certificate of insurance in that regard, along with any material amendments and revisions thereto. Additional insurance requirements in connection with certain of the Additional Services are set forth in the exhibits attached hereto.
     (c) Neither Ventiv nor Client may assign this Agreement or any of its rights, duties or obligations hereunder without the other Party’s prior written consent; provided, however, that either Ventiv or Client may assign its rights, duties and obligations as part of an acquisition of Ventiv or Client, as the case may be, so long as the acquirer (i) is a financially capable business entity with financial resources and business capabilities that are at least as extensive as the Party being acquired, and so long as the acquired Party remains financially liable (i.e. not liable for performance) under this Agreement in addition to the acquirer, and (ii) expressly assumes in writing those rights, duties and obligations under this Agreement and this Agreement itself.
     (d) This Agreement supersedes all prior arrangements and understandings between parties related to the subject matter of this Agreement.
     (e) Noncompliance with the obligations of this Agreement due to a state of force majeure, the laws or regulations of any government, regulatory or judicial authority, war, civil commotion, destruction of facilities and materials, fire, flood, earthquake or storm, labor strikes organized by a national labor union, shortage of materials or failure of public utilities or common
Service Agreement

carriers due to the preceding conditions, and any other causes beyond the reasonable control of the applicable Party, shall not constitute a breach of contract.
     (f) If any provision of this Agreement is finally declared or found to be illegal or unenforceable by a court of competent jurisdiction, both parties shall be relieved of all obligations arising under such provision, but, if capable of performance, the remainder of this Agreement shall not be affected by such declaration or finding.
     (g) This Agreement, including any attachments or exhibits entered into hereunder, contains all of the terms and conditions of the agreement between the parties and constitutes the complete understanding of the parties with respect thereto. No modification, extension or release from any provision hereof shall be affected by mutual agreement, acknowledgment, acceptance of contract documents, or otherwise, unless the same shall be in writing signed by the other Party and specifically described as an amendment or extension of this Agreement.
     (h) This Agreement shall be construed according to the laws of the State of New York and any action brought by either Ventiv or Client in connection with this Agreement shall be brought in the state or federal courts located in the State of New York.
     (i) This Agreement may be executed in any number of counterparts, each of which, when executed, shall be deemed to be an original and all of which together shall constitute one and the same document.
     (j) Any notices required or permitted under this Agreement shall be given in person or sent by first class, certified mail to:
Ventiv:
Ventiv Commercial Services, LLC
200 Cottontail Lane
Somerset, New Jersey 08873
Attention: Terrell G. Herring, President and Chief Executive Officer
with a copy to:
David Blatteis, Esq.
Norris, McLaughlin & Marcus, P.A.
721 Route 202-206
P.O. Box 1018
Somerville, New Jersey 08876-1018
Client:
Sucampo Pharmaceuticals, Inc.
4733 Bethesda Avenue, Suite 450
Bethesda, MD 20814
Attention: Director, Legal Department
Service Agreement

or to such other address or to such other person as may be designated by written notice given from time to time during the term of this Agreement by one Party to the other.
     (k) In no event, except as expressly provided herein, will either Party be liable to the other Party on a claim of any kind for special, indirect, incidental or consequential damages, including without limitation, loss of anticipated profits, damage to business reputation, costs of preparing claims, costs of tooling or equipment, arising with respect to Services terminated pursuant to the terms hereof or this Agreement.
Service Agreement

     WHEREFORE, the parties hereto have caused this Agreement to be executed by their duly authorized representatives.

VENTIV COMMERCIAL SERVICES, LLC
By:	/s/ Terrell G. Herring
	Name:	Terrell G. Herring
	Title:	President & CEO

SUCAMPO PHARMACEUTICALS, INC.
By:	/s/ Sachiko Kuno, Ph.D.
	Name:	Sachiko Kuno, Ph.D.
	Title:	President & CEO

List of Attached Exhibits

Exhibit A	“Ventiv Compensation — Fees, Incentives and Pass-through Compensation”

Attachment 1 to Exhibit A	“Promotech Pricing”

Exhibit B	“Database Activity, Sales Reports and Analysis, Standard Operating Procedures”

Exhibit C	“Product Sample and Product Literature Warehousing and Distribution (Promotech Services)”

Attachment 1 to Exhibit C	“Sampling and Sample Accountability Policies and Procedures”

Exhibit D	“Sucampo Pharmaceuticals, Inc. Compliance Program on Communications to Healthcare Professionals and Promotional Activities”

Exhibit E	“Fleet Management Services for Client Employees”

Exhibit F	“Sales Force Automation Software Services”

Exhibit G	“Recruiting Services”
Service Agreement

EXHIBIT A
VENTIV COMPENSATION — FEES, INCENTIVES AND PASS-THROUGH COMPENSATION
1. Ventiv Monthly Management Fee (Fixed Fee)
“Monthly Management Fee” includes fixed fees for Services provided in accordance with Agreement Sections 1(a), 1(b), 1(d)(i), 1(e), and 1(f).
Commencing March 30, 2006, the first date of hire of Ventiv Medical Center Representatives, Ventiv shall invoice Client and Client shall pay Ventiv a Fixed Monthly Fee in accordance with the following:

Period	Monthly Fee
March 30, 2006 - March 29, 2007	$[**]
(Year One)

March 30, 2007 - March 29, 2008	$[**]
(Year Two)

*     For March 30, 2006 through April 17, 2007, Client shall receive a credit of $[**] per Ventiv Medical Center Representative per day in the event Ventiv has hired less than 38 Ventiv Medical Center Representatives.
2. Pass-Through Costs
     In addition to the fixed fees, certain expenses will be charged to Client on a pass-through basis. These expenses will be billed to Client at actual cost incurred by Ventiv. Pass through expenses approved by Client shall include:
— Ventiv Medical Center Representative bonuses (including employer portion of taxes)
— Shared Team Leader bonus (including employer portion of taxes) up to [**] of the total annual bonus
— All Project Team travel associated with this Agreement
— All costs associated with National Training Meeting and POA Meetings
— Third Party data acquisition costs
Exhibit A

— DME funds
— Phone and internet provider costs in excess of $[**] per Ventiv Medical Center Representative per month. These pass-through costs will not exceed $[**] per Ventiv Medical Center Representative per month.
     Additional pass-through costs associated with a particular service to be provided by Ventiv are set forth in this Exhibit A.
3. Ventiv Incentive Fees
     (a) Ventiv Incentive Fees represent a pool of money which will be paid to Ventiv by Client on the achievement of certain goals as set forth below. [**] percent ([**]%) of the incentive pool in Year One (i.e. $[**]) will be paid upon Ventiv’s recruitment, hiring and training of the Ventiv Medical Center Representatives as set forth in detail below and [**] ([**]%) of the incentive pool in Year One (i.e. $[**]) shall be paid based upon maintenance in the field of a certain number of Ventiv Medical Center Representatives in certain time periods, as set forth in detail below. [**] percent of the incentive pool in Year Two (i.e. $[**]) shall be paid based upon maintenance in the field of a certain number of Ventiv Medical Center Representatives in certain time periods, as set forth in detail below.

Period	Incentive Pool Amount
March 30, 2006 – March 29, 2007	$[**]
(Year One)

March 30, 2007 – March 29, 2008	$[**]
(Year Two)
     (b) Pursuant to Ventiv achieving the goals according to the terms in the table below, Ventiv shall invoice Client and Client shall pay Ventiv (in accordance with Agreement Section 5), the Ventiv Incentive Fees. Such Ventiv Incentive Fees will be achieved, reconciled and paid as follows:
Exhibit A

Performance Period
and Reconciliation
Goal	Achievement Measure	Date	Payment Terms
$[**]	Recruitment and hiring of [**] or more Ventiv Medical Center Representatives by March 30, 2006	February 9, 2006 - April 16, 2006	Within thirty (30) days of April 17, 2006

OR

Recruitment, hiring and training of thirty-eight (38) or more Ventiv Medical Center Representatives by April 17, 2006

$[**]	Ventiv Medical Center Representatives working in the field at least [**] days in Performance Period	April 17, 2006 - June 30, 2006	$[**] — Within thirty (30) days of invoice

	Ventiv Medical Center Representatives working in the field at least [**] days in Performance Period	July 1, 2006 - September 30, 2006	$[**] — Within thirty (30) days of invoice

	Ventiv Medical Center Representatives working in the field at least [**] days in Performance Period	October 1, 2006 - December 31, 2006	$[**] — Within thirty (30) days of invoice

	Ventiv Medical Center Representatives working in the field at least [**] days in Performance Period	January 1, 2007 - March 29, 2007	$[**] — Within thirty (30) days of invoice

$[**]	Ventiv Medical Center Representatives working in the field at least [**] days in Performance Period	March 30, 2007 - June 30, 2007	$[**] — Within thirty (30) days of invoice

	Ventiv Medical Center Representatives working in the field at least [**] days in Performance Period	July 1, 2007 - September 30, 2007	$[**] — Within thirty (30) days of invoice

	Ventiv Medical Center Representatives working in the field at least [**] days in Performance Period	October 1, 2007 - December 31, 2008	$[**] — Within thirty (30) days of invoice

	Ventiv Medical Center Representatives working in the field at least [**] days in Performance Period	January 1, 2008 - March 29, 2008	$[**] — Within thirty (30) days of invoice
     As used in the chart above “working in the field” shall mean days in the field performing
Exhibit A

services as well as days attending training meetings, POA meetings or other meetings as requested by Client. Number of days “working in the field” was calculated as follows: Number of Ventiv Medical Center Representatives (38) x number of expected days in the field per performance period x [**]%.
     The number of days “working in the field” set forth in the above chart shall be adjusted as agreed to by the Parties to address POA meetings, convention attendance and additional administrative time spent on activities other than providing details of the Product to Targets.
4. Early Termination Fee
     In the event the Agreement is terminated for any reason prior to the last day of Year One, then Client shall pay Ventiv an early termination fee in an amount equal to $[**] times the number of months remaining in Year One. This early termination fee may be prorated in the event of termination prior to the last day in any given month of Year One.
5. Reporting Fees
Outside of standard reports included in Monthly Management Fee, “non-standard” reports will be provided in compliance with Agreement Section 1(d)(ii) and (iii), and at the prices set forth in Exhibit B, Item 1, Table B.
6. Physician Validation Services
Ventiv shall invoice Client and Client shall pay Ventiv [**] dollars ($[**]) to provide validation of [**] physicians against a current list of state license numbers. Validation of additional physicians, if requested in writing in advance by Client, shall be performed by Ventiv and invoiced at a cost of $[**] for each additional physician validation performed.
7. Fees and Costs for Fleet Management Services for Client Employees
In consideration for the performance of the services set forth on Exhibit E attached hereto by Ventiv, Client shall pay Ventiv as follows:
     (a) Monthly fee per the following chart:
Exhibit A

	Model		Monthly
Current Selections	Year	VIN	Total

Chrysler Pacifica Touring 4DR AWD SUV	2006	[**]	$[**]

Ford Freestyle SEL FWD 4DR Wagon	2006	[**]	$[**]

Saab 9-3 Aero 4DR Sedan	2006	[**]	$[**]

Saab 9-3 2.0T 4DR Sedan	2006	[**]	$[**]

Ford Explorer 4WD XLT 4.0L V6 4DR SUV	2006	[**]	$[**]

Ford Explorer 4WD XLT 4.0L V6 4DR SUV	2006	[**]	$[**]
     (b) Pass through costs associated with Exhibit E services:
a.	costs associated with gas as incurred through Ventiv provided gas cards

b.	costs associated with maintenance as incurred by Ventiv in connection with its maintenance program

c.	rental costs associated with bridge rentals

d.	training travel and expenses

e.	vehicle storage and rentals (if necessary)
     (c) Pricing for services performed by Ventiv as set forth in Exhibit E is subject to change after prior written notice to Client in the event any vehicle is replaced.
     (d) The fees set forth above assume the autos are purchased directly from the manufacturer. Purchases from a dealer lot will require a recalculation of the fees.
     (e) Fleet and safety training is available for a fee of $[**] per session in Year One and $[**] in Year Two (up to [**] Client attendees), plus facilitator’s travel and expenses.
     (f) Ventiv Standard Driver Safety Manuals can be provided for a fee of $[**] per manual.
8. Promotech Services
In consideration for the performance of the services set forth on Exhibit C attached hereto by Ventiv, Client shall pay Ventiv as set forth on Exhibit A — Attachment 1 attached hereto.
Exhibit A

9. Fees and Costs for Sales Force Automation Services for Client Employees
     In consideration for the performance of the services set forth on Exhibit F attached hereto by Ventiv Client shall pay Ventiv the following fees:
     (i) Service Fees — Client shall pay Ventiv a monthly service fee (which includes the license and maintenance fees) (collectively, the “Monthly Fee”) based on the number of Client managers using the SFA:

Monthly Fee Per
Period	Client Employee

Year One	$[**]
Year Two	$[**]
(ii)	Pass through costs associated with Exhibit B services:
i.	training travel and expense

ii.	shipping and postage costs
10. Billing Terms
     Ventiv shall provide invoices to Client and shall pay such invoices in accordance with Section 6 of the Agreement.
Exhibit A

“PROMOTECH PRICE”	Exhibit A
Attachment 1
PROMOTECH
a division of ventiv commercial services

Field Force Fulfillment	4/19/2006
Version 2
Scope of Work:
PROMOTECH will provide field force fulfillment of samples and literature on behalf of Sucampo. PROMOTECH will design a custom order web site which will include thumbnails of the materials, product description, min/max quantities and shopping cart application for ordering.
Representatives will be provided an initial password (which they can then change) to place a quarterly order of materials and samples. Pricing is provided for the following shipping options regarding samples:
1.	Samples to be sent via ground — signature required

2.	Samples sent via 3 day air 10:30 a.m. delivery

3.	Samples sent via ground freight wilt 2 hour window delivery
All literature will be shipped via UPS ground no signature required.
All samples will be shipped in full cases. All literature will be custom pick/packed in pre-bundled quantities — defined by Sucampo. It is possible that overpack of the samples will be required — pricing for this step has been included.
Ventiv will provide the updated field rosters and PROMOTECH will communicate all lot/sku information for loading into the iPAQ. Ventiv/Franklin Group will handle all reconciliations and sample accountability.
PROMOTECH will provide monthly reporting to indude: inventory (receipts/shipments/quarantine), usage, ordering history and low point inventory notification.
It is assumed there is one (1) RX products with a total of one (1) SKU and thirty (30) SKUs of promotional literature and materials.
Pallet Count Monthly:
20 — Samples
40 — Literature
Start-up and PROMOTECH services provided from March 30, 2006, through September 30, 2006, will be billed at cost [**]. PROMOTECH services provided October 1, 2006, through contract term will be billed cost [**].
Program Assumptions:

Program Duration (in months):	12
Total Medical Center Representatives:	38
Total Regional Managers:	4
Total Representative Shipments:	152	Quarterly
Total Manager Shipments:	12	(1 piece of each sku — no drug)
Total cases shipped:	3,040	(20 per quarter of samples)
PROMOTECH SERVICES

Start-up (one-time fee)	Quantity	Promotech Cost		Cost [**]		Cost [**]	Total Price
Project Start-up Fee (includes website set-up)	1	$	[**]	$	[**]		$	[**]
Total Estimated Start-up Fee							$	[**]

“PROMOTECH PRICE”	Exhibit A
Attachment 1
PROMOTECH
a division of ventiv commercial services

Operations	Quantity	Promotech Cost		Cost [**]		Cost [**]		Total Price
Project Management	[**]	$	[**]	$	[**]	$	[**]	$	[**]
Data Systems Management Fee, monthly	[**]	$	[**]	$	[**]	$	[**]	$	[**]
Additional Computer Programming due to Client Changes, hourly		$	[**]	$	[**]	$	[**]		—

Total Estimated Operations								$	[**]

Warehouse Services	Quantity	Promotech Cost		Cost [**]		Cost [**]		Total Price
Receiving, hourly (assumes 10 hours quarterly)	[**]	$	[**]	$	[**]	$	[**]	$	[**]
Inventory Management/Compliance, monthly	[**]	$	[**]	$	[**]	$	[**]	$	[**]
Inventory Storage, Drug, per pallet (assumes average 30 pallets per month)	[**]	$	[**]	$	[**]	$	[**]	$	[**]
Inventory Storage, Literature, per pallet (assumes average 30 pallets per month)	[**]	$	[**]	$	[**]	$	[**]	$	[**]
Fulfillment, Drug, per case (assumes wholes cases)	[**]	$	[**]	$	[**]	$	[**]	$	[**]
Expedite: Fulfillment, Drug, per case (assumes wholes cases)					—	$	[**]		—
Overpack Fee, per box					—	$	[**]		—

Fulfillment Literature, hourly (assumes .5 hours per rep per shipment + 6 hours per drop ship)	[**]	$	[**]	$	[**]	$	[**]	$	[**]
Expedite: Fulfillment, Literature, hourly (assumes .5 hours per rep per shipment)					—	$	[**]		—
Drop Ship Staging Fee, each (assumes 1 monthly)	[**]	$	[**]	$	[**]	$	[**]	$	[**]
Returns, hourly					—	$	[**]		—
Destruction, hourly (does not includes 3rd party services)					—	$	[**]		—

Total Estimated Warehouse Services								$	[**]

TOTAL ESTIMATED PROMOTECH SERVICES	$ [**]

OTHER EXPENSES FOR CONSIDERATION

	Quantity					Price		Total Price
Literature Freight, UPS Residential Ground, each (assumes 5 per rep per shipment © 20 lbs each)	[**]					$	[**]	$	[**]
Boxes and Packing Materials, each	[**]					$	[**]	$	[**]
Drug Freight, UPS Residential Ground, delivery signature required, each (assumes 6 lbs per case)	[**]					$	[**]	$	[**]
Drug Freight, UPS 2nd Day Air Early AM, delivery signature required, each (assumes 6 lbs per case)	[**]					$	[**]	$	[**]
Drug Freight, 4-7 Deferred Business Ground with 2-hour delivery window, each rep shipment (up to 175 lbs)	[**]					$	[**]	$	[**]

Total Estimated Operations								$	[**]

TOTAL ESTIMATED PROGRAM FEES	$ [**]
The above information is only an estimate, changes in scope may result in changes to the estimated costs.
As is customary in the Fulfillment and Teleservices industry, Long Distance Charges, Freight and Postage will be billed at cost.
This estimate does not include Scope of Work changes and these will be estimated separately.
The above represents expected volume based on the SOW as defined to date. Client will be billed actual activity.

EXHIBIT B
DATABASE ACTIVITY, SALES REPORTS AND ANALYSIS, STANDARD OPERATING PROCEDURES
1. Database Activity, Sales Reports and Analysis
     In compliance with Section 1(d) of the Agreement and the standard operating procedures set forth below, Ventiv shall produce the reports set forth in the table below. For non-standard activities authorized in writing by the Primary Client Contacts, Ventiv shall invoice Client and Client shall pay Ventiv (in accordance with Section 6 of the Agreement) the prices set forth in the table below.

Work to be performed/requested
Table A — Database Activity Table

					Required
Standard			Standard		Turnaround
or Non-		Base	Annual	Standard	from Data
Standard*	Database Activity	assumptions	Frequency**	Timing**	Provision

Standard	Initial Data Loads	Data provided from one source in basic Ventiv provided layout	1	3-6 weeks prior to deployment	5 business days

Standard	Universe Deletions	Data provided from one source in basic Ventiv provided layout	4	quarterly	5 business days

Standard	Universe Merges	Data provided from one source in basic Ventiv provided layout	4	quarterly	5 business days

Standard	Universe Additions	Data provided from one source in basic Ventiv provided layout	4	quarterly	5 business days

Standard	Universe Zip/Terr Changes	Standard (zip code :from territory : to territory) format	4	quarterly	5 business days
EXHIBIT B

Required
Standard			Standard		Turnaround
or Non-		Base	Annual	Standard	from Data
Standard*	Database Activity	assumptions	Frequency**	Timing**	Provision

Standard	Major realignments (more than 25% of universe changes)	Standard (zip code: from territory: to territory) format	1	annually	10 Business Days

Standard	Minor realignments (less than 25% of universe changes)	Standard (zip code: from territory: to territory) format	4	quarterly	10 Business Days

Standard	Universe matches to third party	Matchable unique identifiers	N/A	N/A	5 business days

Standard	Target changes		4	quarterly	5 business days

Standard	Data Extracts	standard format-no charge for setup			10 days for initial set up/ run/qc time thereafter

Standard	Data Extracts to third party vendors	standard format-no charge for setup-per run charge (TBD with complexity.			10 days for initial set up/ run/qc time thereafter

Non -Standard	Data Set-up for third party data
Table B — Reports Table

Standard
or Non-		Base	Standard	Standard
Standard	Reports Type	assumptions	Frequency	Timing	Customizable*

Standard	Call Activity	Standard Format	n/a	daily sweep of communicated data	No

Standard	Territory Summary	Customized to specific activity measurements within set up matrix (calls, targets only, reach, frequency, sample distribution)	12	monthly (Within 10 business days of close of the month)	yes
EXHIBIT B

Standard
or Non-		Base	Standard	Standard
Standard	Reports Type	assumptions	Frequency	Timing	Customizable*

Non-standard	Call Planning	$[**] per quarter hour	as requested by Primary Client Contacts

Non-standard	Alignments	$[**] per quarter hour	as requested by Primary Client Contacts

Non-standard	Incentive Compensation	$[**] per quarter hour	as requested by Primary Client Contacts

Non-standard	Ad hoc/Customized Reporting	$[**] per quarter hour	as requested by Primary Client Contacts

Non-standard	Web Portal Customizations	$[**] per quarter hour	as requested by Primary Client Contacts

Non-standard	Data Extract Set Up and Modifications	$[**] per quarter hour	as requested by Primary Client Contacts

*	For purposes of this table, “Standard” is any activity included in the Ventiv Monthly Management Fee and “Non-Standard” will charged to the Client as a pass-through Cost in accordance with Agreement Section 6.

**	Customizations, expedited timeframes not due to Ventiv error, and/or increases to standard frequency of tasks will be performed at $[**] per hour, to be charged on the quarter-hour.
EXHIBIT B

2.	Sales Reports And Analysis Production Standard Operating Procedures

A.	Data QC
          1. Script
i.	Import raw data to copy of project workspace.

ii.	Verify Data file against check control numbers

iii.	Check market data for new products (Verify any product adds with client).

iv.	Process data using market load procedure into market data table (one data set for each market).

v.	Verify and Update market period table

vi.	Copy tables to production database and set applicable keys.

vii.	Check imported raw data to processed market data.

viii.	Check Data in CAST DB

ix.	Load SFA (Sales Force Automation) device.

x.	Verify Data in SFA device.

xi.	Submit Change control to EDM (Electronic Data Management) to Download Market data.
          2. Data loads
xii.	Update or load Zip_Terr (Zip to Territory File).

xiii.	Load raw data.

xiv.	Verify professional information
1.	Check all unique identifiers — no 2 professionals share an identifier.
a.	If multiple identifiers cross-reference for uniqueness.
2.	Verify name, degree & specialty for each record.

3.	Check addresses for p. o. boxes.

4.	Verify addresses against Zip _Terr.

5.	Make sure only one primary address per professional.

6.	Verify all target segments and frequencies.
xv.	Load data load file into Ventiv formatted file.

xvi.	Run Data Verification procedure and fix all applicable discrepancies.

xvii.	Execute Data Load procedure to load call plan.

xviii.	Execute QC procedure to ensure correct load.

xix.	Run database check to ensure database integrity.

xx.	Load SFA device to check territory.

xxi.	Check CAST for territory loaded in device.

xxii.	Send commands to load professionals into SFA device.
B.	Reports QC
          1.Activity reports
Exhibit B

i.	Territory summary/ Manager summary
1.	Replicate production database

2.	Run activity reports.

3.	Verify all data and calculations on all reporting levels.

4.	Investigate and rectify all deviations.

5.	E-mail /distribute to client/reps
          2.Script reports
i.	After script data is loaded into device, run procedures for Activity Productivity and Competitive Analysis
6.	Replicate production database

7.	Run script reports

8.	Verify all data and calculations on all reporting levels.

9.	Investigate and rectify all deviations.

10.	E-mail /distribute to client/reps
C.	Extracts
          1.Call and professional extracts
1.	Replicate production database

2.	Process data extracts

3.	Verify all data and calculations on all reporting levels.

4.	Investigate and rectify all deviations.

5.	E-mail /distribute to client/reps
Exhibit B

EXHIBIT C
PRODUCT SAMPLE AND PRODUCT LITERATURE WAREHOUSING AND
DISTRIBUTION
(PROMOTECH SERVICES)
1. GENERAL PROVISION.
     1.1 Services. Promotech shall perform warehouse and fulfillment services for Client. Client shall pay Promotech in accordance with Exhibit A-Item 8 the fees set forth in Exhibit A-Attachment 1 for performance by Promotech of such Services.
     1.2 Product(s). The Services shall be performed with respect to Client’s product Amitiza (the “Product”) and promotional materials.
2. WAREHOUSE AND FULFILLMENT SERVICES.
     2.1 Description of Services. Promotech shall provide Client with warehouse and fulfillment services (the “Fulfillment Services”) as more fully set forth herein. All Fulfillment Services shall be consistent with the terms of and meet the requirements of Promotech’s Standard Operating Procedures concerning the Fulfillment Services (the “SOPs”).
     2.2 Receiving and Storage.
     (a) Upon receipt of inbound Products, Promotech on behalf of Ventiv, will make a visual inspection of each inbound Product shipment, and will notify Client with reasonable promptness (consistent with regulations of the U.S. Food and Drug Administration (“FDA”) under the Prescription Drug Marketing Act (“PDMA”) whenever Products do not substantially conform to specifications designated by Client, provided such nonconformity is apparent upon a visual inspection. Neither Promotech nor Ventiv will dispose of any nonconforming Products without prior written authorization and instructions from an authorized representative of Client.
     (b) Promotech will comply with the requirements of local, state and federal governments and agencies having jurisdiction over the Products, their storage in the Promotech premises, and their distribution as part of the Fulfillment Services, including but not limited to, the FDA, DEA and the Colorado State Board of Pharmacy.
     (c) Promotech will maintain written documentation conforming to the Standard Operating Procedures as part of a shipment receipt verification system in conformation with the PDMA regulations.
     (d) Promotech shall store the Products in locations and under conditions, including light and temperature, consistent with requirements set forth on the Product label.
     2.3 Shipment.
     (a) Sample orders shall be processed in adherence with established operating procedures and shall include a packing list with a description of the shipment including a product description, quantity and lot number. Each packing list is uniquely numbered and shall be
Exhibit C

specifically referenced by the Ventiv Sales Representatives when acknowledging receipt of their shipments with their handheld PDAs. The packing list shall be retained by the Ventiv Sales Representative for a period consistent with Client’ record retention policy. In the event the packing list cannot be located, the Ventiv Sales Representative shall use an Acknowledgment of Delivery Form provided by Ventiv and retained accordingly. In cases where, PDMA requirements are being violated, Ventiv Sales Representatives will not receive sample shipments, if there are two outstanding acknowledgment receipts through the PDA. Ventiv will cause Promotech to pick, pack and ship in accordance with the SOPs and in all cases in compliance with all applicable laws and regulations. All literature and sample orders will be placed by representatives through a custom website designed by Promotech. Representatives may order quantities, as determined by client, for materials. All materials will be shipped via a common carrier (ground freight) signature required for samples, no signature required for literature. Client may change shipping method with notification in writing. Any expenses related to shipping change will be passed to Client.
     (b) Promotech will prepare a standard packing list for each shipment.
     (c) Promotech will ship samples and literature on a quarterly schedule (prepared by Client) to the Ventiv Sales Representatives requesting samples through the custom order website. The order quantities are determined by the inventory in CAST. Upon prior written request from Client, Ventiv will cause Promotech to ship more frequently or on a more expedited basis upon payment of agreed to additional fees by Client.
     2.4 Records and reports. Ventiv and Promotech will operate in accordance with the SOP’s.
     2.5 Notification of Client and Authorities. Upon Ventiv’ discovery that any Product samples have been lost or stolen or that a diversion of a sample or a falsification of a sample record by a properly licensed practitioner or Ventiv Sales Representative has occurred, Ventiv shall (either directly or through Promotech), within twenty-four (24) hours, report such theft or loss to the Principal Contact Person of Client. Client will be responsible for determining whether a “theft” or a “significant loss” has occurred under the PDMA and the regulations of the FDA. Client shall also be responsible for determining whether there is “reason to believe” that a diversion of a sample or falsification of a sample record by a licensed practitioner has occurred. Client shall then be responsible for reporting the theft or loss or the diversion or falsification to the FDA (including both the 5 day telephone notice and 30-day full report requirements) and, if a controlled substance is involved, to the DEA.
     2.6 Other duties.
     (a) Upon two business days advance notice, Ventiv and Promotech will allow Client’s personnel, designated agent, or the personnel of Ventiv to perform physical inventory audits of Products in Promotech’s custody, possession or control at any time during normal business hours. Ventiv reserves the right to charge an overtime fee.
     (b) Ventiv will cause Promotech to accept returned Products from Ventiv Sales Representatives and such returned Products will be placed in Quarantine at Promotech.
Exhibit C

Promotech shall advise Client and await direction from Client with respect to the proper disposition of such returned Products.
     (c) Promotech shall maintain required permits; licenses and registrations required to store and distribute Products.
3. CLIENT RESPONSIBILITIES.
     3.1 Client will be solely responsible for reviewing and approving all direct mail pieces, packaging, letterhead, samples, promotional items and inserts.
     3.2 Products Identification. Client shall notify Ventiv and Promotech of the lot numbers of Products being shipped by Client in advance of shipment and provide an ASN (Advanced Shipping Notice) prior to all samples and literature materials arriving at Promotech.
     3.3 Noninfringement. Client represents and warrants that Client has all rights necessary to ship, store, repackage, distribute and sell the Products.
4. CHANGES.
     4.1 Notice of Requested Changes. Client may request changes to the Services, in writing addressed to Ventiv reasonably in advance of the date on which a change is to be effective.
     4.2 Agreement to Changed Fees. Client shall pay any additional fees for any change to the Services as determined by Ventiv promptly after receipt of Client’s written request to change the Services. Client may in writing cancel any change in the Services requested, if Client finds the additional fees are not acceptable, subject to reimbursing Ventiv for any costs incurred in preparing to provide the changed Services.
Exhibit C

EXHIBIT C — ATTACHMENT 1
SAMPLING AND SAMPLE ACCOUNTABILITY
POLICIES AND PROCEDURES
General
     Ventiv shall cause the Sales Representatives to distribute samples of the Products to Targets (and to non-Targets as permitted under the terms of the Agreement) as part of the detailing activity of the Ventiv Sales Representatives, under a sampling program which complies in all respects with applicable Federal and State law and regulations, including the Federal Prescription Drug Marketing Act, as amended (“PDMA”) and regulations and guidelines promulgated thereunder. The sampling program will be reviewed and approved by Client prior to implementation. In connection with the foregoing Client expressly authorizes Ventiv to distribute the Product samples during the Term of the Agreement.
     Since the Agreement to which this Exhibit is attached provides for the shipment of Product samples from Client to Promotech for distribution to the Ventiv Sales Representative (and thereafter to Targets), Ventiv shall ensure Promotech stores the samples of the Products and distributes the samples to the Ventiv Sales Representatives in compliance with all applicable legal requirements, including, without limitation, the PDMA. Notwithstanding anything herein which may be interpreted to the contrary, Client shall retain all risk of loss with respect to Product samples and shall at all times maintain its own insurance with respect to their loss, damage or destruction.
Responsibility for Sample Distribution and Storage
     Client shall be responsible for initial storage of samples in the aggregate and for distribution of samples to Promotech. Promotech shall be responsible for storage and distribution of the Product samples to the Ventiv Sales Representatives. Ventiv shall be accountable for samples received by the Ventiv Sales Representatives (including any storage of samples by the Ventiv Sales Representatives).
State License Number for Targets
     The Call Plan shall include a list of Targets utilized by the Ventiv Sales Representatives who have been validated against a current list of state license numbers provided by IMS or other recognized vendor.
Sample Accountability Records
     Ventiv shall utilize a security and audit program that includes allowance for all of: random, for cause and periodic physical inventories of samples delivered to the Sales Representatives consistent with the PDMA and applicable regulations of the FDA (including those adopted under the FDA Modernization Act of 1997). In the course of utilizing that program, Ventiv will generate Inventory Records, Reconciliation Reports and Summary Report as required by the regulations of the FDA.
Exhibit C — Attachment 1

Written Accountability Policies
     Ventiv will prepare written policies, provide instruction and testing concerning those policies and (with the cooperation of Client) gather all required information concerning Sample Accountability issues to assure that Ventiv is in compliance with the requirements of the regulations of the FDA covering the sampling services (if any) provided by Ventiv. Those written policies and procedures will address: (i) the inventory process, (ii) an inventory schedule, (iii) the audit standards for detecting falsified and incomplete records, (iv) what is a significant loss and how it is to be identified, (v) responsibility for notifying the FDA, (vi) system for monitoring samples to identify the loss or theft of samples and (vii) the standards for storage of samples. Those written policies and procedures shall be provided to and accepted in writing by Client. In addition, Client shall prepare written policies and procedures covering shipping of samples by Client and return of samples, as applicable. Client shall provide Ventiv with a written copy of Client’s written policies and procedures.
Audit Services
     Ventiv will develop audit procedures including random selection audits, operational guidelines, proposed timelines and checklists to demonstrate PDMA compliance to performance requirements regarding security functions. These procedures will include random and for-cause audit criteria, on-site inventory, inspection of sample storage locations, interviews of Ventiv Sales Representatives and reconciliation services and reports. The on-site inventory of the samples in the possession of a Ventiv Sales Representative and related reconciliation services and report shall constitute a “physical audit”. In addition to any other physical audits, performed by either Client or Ventiv, required by the PDMA and/or regulations thereunder and/or by the applicable written policies and procedures for the sample accountability program, a physical audit shall be conducted on each Ventiv Sales Representative upon termination of employment by Ventiv. Random signature audits will be performed by Ventiv and the results reported to Client.
Shipment of samples
     Ventiv, through Promotech, is responsible for shipping Product samples directly to the Ventiv Sales Representatives, including use of appropriate delivery verification system and confirmation documentation. Ventiv shall provide Client with a written description of that delivery verification system and copies of the conformation documentation forms. Ventiv shall provide Client with all PDMA-related information concerning shipped samples as required by FDA regulations (including lot numbers). Upon written request from Client, this information may be delivered either electronically or on paper but in either case within 24 hours of the shipment of the samples. Upon written request from Client, Ventiv shall also provide all information reasonably necessary to allow Client to verify the receipt of shipped samples.
     Ventiv will receive a copy of all documents confirming shipments of samples to the Ventiv Sales Representatives. Ventiv will, in all cases, reconcile the receipt of samples by each Ventiv Sales Representative with the samples shipped to that Ventiv Sales Representative, based upon the shipping records provided to it and acknowledged of delivery provided by the Ventiv Sales Representatives. All discrepancies between the sample shipping records and the
Exhibit C — Attachment 1

acknowledgment of delivery by the Ventiv Sales Representatives shall be identified by Ventiv. All loss of product and potential loss of product during shipment to the Ventiv Sales Representatives shall be investigated by Promotech and the Ventiv Sales Representatives. All loss of product as a loss in transit shall be and reported to Client within [**] days of confirmation discovery. Client shall determine the significant loss threshold for loss in transit and be responsible to report such loss to the FDA. All loss of Product samples or potential loss of Product samples shall be investigated by Client.
Returns
     Promotech shall be responsible for confirming all returns of Product samples by Ventiv and the Ventiv Sales Representatives. Promotech will provide Ventiv with written confirmation of sample returns within [**] business days after confirming the receipt by Promotech of the returned sample. The Parties recognize that Ventiv will reconcile sample data and account for samples based (in part) on the return confirmations provided by Promotech. Client shall not remove, destroy or otherwise impair the availability of the returned samples until identified discrepancies of returned quantities have been resolved by Ventiv.
Access to Records
     Ventiv shall provide Client access in less than [**].
Notification of Client: of FDA
     Upon Ventiv’s discovery that any Product samples have been lost or stolen, Ventiv shall, within [**], report such theft or loss to Client. In addition, Ventiv shall instruct the Ventiv Sales Representatives to obtain a police report regarding such theft. Client shall be responsible for defining the significant loss threshold for each product, and the rationale for such determination. Client will be responsible for determining whether a “theft” or a “significant loss” has occurred under the PDMA and the regulations of the FDA. Client shall also be responsible for determining whether there is “reason to believe” that a diversion of a sample or falsification of a sample record by a Ventiv Sales Representative has occurred. Client is responsible for reporting the theft or loss to the FDA.
Prescription Sample Identification
     Promotech shall provide to Ventiv a report referred to as a Shipping Report, inclusive of the complete product description, lot number, quantity and expiration date by representative for shipments being made by Promotech to the Ventiv Sales Representatives. The report shall be provided in a format consistent with Ventiv’s needs and within [**] of the date of shipment to the Ventiv Sales Representatives. Client shall notify Ventiv of the lot numbers of prescription samples being shipped by Client to Promotech in advance of shipment; such notice shall be given at least [**] prior to delivery to the Ventiv Sales Representatives. Ventiv will in all cases require the Ventiv Sales Representatives to keep written records by lot number of all prescription samples distributed to licensed practitioners. Ventiv will reconcile sample data according to product code.
Exhibit C — Attachment 1

Recalls
     Ventiv shall maintain such traceability records at the product code level on samples of the Products as may be necessary to permit a recall or field correction of the Product. The decision to conduct and the right to control a recall shall be solely Client’s. Ventiv shall cooperate fully with Client in connection with any recall efforts affecting the Product.
Accountability Training
     The Parties recognize that such a sampling program will require incremental training in sample accountability. Ventiv, with the assistance of Client, will provide, as part of the training, all Ventiv Sales Representatives and Managers training which addresses sampling matters. Ventiv will consult with Client to assure that the Ventiv Sales Representatives will use detail bags and report forms which are acceptable to Client. Should Ventiv and/or Client determine that follow-on training is necessary in the future, Client will be responsible for the reasonable costs associated with such follow-on training.
Exhibit C — Attachment 1

EXHIBIT D
SUCAMPO PHARMACEUTICALS, INC.
COMPLIANCE PROGRAM
ON
COMMUNICATIONS TO HEALTHCARE PROFESSIONALS
AND PROMOTIONAL ACTIVITIES
1.1 General Policy
It is the policy of Sucampo Pharmaceuticals, Inc. to (i) promote our products in full compliance with law, (ii) to foster scientific research and education in medical fields relating to our products, and (iv) to ensure that our relationships with Healthcare Professionals involve no communications or remuneration that is inconsistent with laws or regulations regarding the promotion of pharmaceutical products. All Sucampo Field Representatives who interact with Healthcare Professionals or engage in promotional activities are expected to carry out both the letter and the spirit of this policy.
Field Representatives are expected to promote the products at all times in a manner consistent with the Federal Food, Drug, and Cosmetic Act and FDA regulations governing labeling and advertising of prescription drug products; relevant FDA guidance (including Guidance for Industry on Industry-Supported Scientific and Educational Activities (Nov. 1997)); the PhRMA Code on Interactions with Healthcare Professionals (July 1, 2002); the Department of Health and Human Services (DHHS) Office of the Inspector General (OIG) Compliance Program Guidance for Pharmaceutical Manufacturers (68 Fed. Reg. 23731, May 5, 2003) (and related anti-kickback statutes and regulations); California Health and Safety Code §119402; and other statutes and regulations as applicable.
This policy applies to communications to Healthcare Professionals and promotional activities that take place in, or are related to, the Company’s products in the United States.
1.2 Definitions
“The Company” refers to Sucampo Pharmaceuticals, Inc.
“Field Representatives” refers to Company employees, subcontractors, or agents involved in marketing or promoting the Company’s products.
“Healthcare Professionals” refers to physicians, nurses and other medical professionals involved in patient care, and any other persons who purchase, dispense, recommend, use, arrange for the purchase of, or prescribe Company products. This would also include scientists or others who,
Exhibit D

because of their professional reputations, may have an influence on clinical opinions even though they may not actually prescribe the products.
1.3 Unapproved Drugs
Field Representatives shall not engage in promotional activities for “unapproved drugs,” which term shall include:
•	drugs that are not the subject of an approved new drug application (NDA) (or other lawful marketing authority), or

•	an unapproved indication or condition of use for an approved drug.
1.4 Approved Drugs
For a drug that is approved (that is, where the product and its intended use are covered by an NDA or other marketing authority), information provided by the Field Representatives must be consistent with the approved labeling.
Promotional activities shall consist of communications about an approved drug that are consistent with the approved labeling. Promotional activities shall not include communications about unapproved drugs.
Acceptable promotional activities by Field Representatives shall be truthful and not misleading, shall include a fairly balanced discussion of the benefits and risks of the drug, and may consist of:
•	Meetings and other communications with Healthcare Professionals in which a drug is discussed consistently with approved labeling. At such meetings, disclosure shall be made to participants that the meeting or communication is sponsored by Company. If such meeting is offered in connection with a meal (a “Business Meal”), the location for the meal must be conducive to informational communication/discussion. Business Meals occurring outside the Healthcare Professional’s office or institution are specifically limited to restaurants. No entertainment or recreational events are allowed in connection with Business Meals. Business Meals shall not be offered to the same Healthcare Professional or group of Healthcare Professionals on more than an occasional basis and shall be modest in value by local standards. Meals shall not be conditioned on any explicit or implicit agreement or understanding to use, purchase, order, recommend, arrange or provide formulary status for, prescribe or dispense any Company product. No meals may be provided to reward past purchases or past recommendations or past prescriptions to use Company products or to reward the potential for future purchases or future recommendations or future prescriptions to use Company products.

•	Use of sales aids provided to Field Representatives for dissemination to Healthcare Professionals. Field Representatives may only use such sales aids provided by Company that have been approved for dissemination via the Company review process. Field Representatives must not use homemade sales aids, including any type of handwritten or printed materials addressing claims, uses or benefits of Company products, or
Exhibit D

comparisons to competitive products. Field Representatives must not make enhancements to approved sales aids, including but not limited to modification by way of highlighting and/or underlining. Such enhancements may violate the FDA’s fair balance requirements.

•	Provision of drug samples to healthcare providers licensed to prescribe such drugs or, at the request of a licensed practitioner, to pharmacies of hospitals or other healthcare entities in a manner that meets all requirements of the Prescription Drug Marketing Act (PDMA), including any related regulations. In doing so, Field Representatives shall not condition sample provision on any explicit or implicit agreement or understanding to use, purchase, order, recommend, arrange or provide formulary status for, prescribe or dispense any Company product. No sample may be provided to reward past purchases or past recommendations or past prescriptions to use Company products or to reward the potential for future purchases or future recommendations or future prescriptions to use Company products. Field Representatives are in no case permitted to provide samples in exchange for any category of remuneration, goods or services.

•	Provision of gifts which are restricted to $25 per person per event, with an aggregate of $100 per person per year unless further restricted by any applicable regulations. Gifts shall be limited to those that primarily benefit a Healthcare Professional’s patients; relate to the Healthcare Professional’s practice; serve a genuine educational function; or that prominently display Company name and logo. Gifts shall not be given on more than an occasional basis. Gifts shall not be conditioned on any explicit or implicit agreement or understanding to use, purchase, order, recommend, arrange or provide formulary status for, prescribe or dispense any Company product. No gift may be given to reward past purchases or past recommendations or past prescriptions to use Company products or to reward the potential for future purchases or future recommendations or future prescriptions to use Company products. In no case shall the Field Representative accept gifts or gratuities.
Exhibit D

EXHIBIT E
FLEET MANAGEMENT SERVICES
Ventiv shall provide [**] Client managers (the “Client Employees”) with use of a fleet automobile in accordance with the terms and conditions set forth in this Exhibit E.
1. Ventiv will provide the following fleet services (“Fleet Services”) for Client Employees:
     (a) Vehicle specifications and costing of vehicles for Client selection. The vehicles are listed in Section 8 below. Client and Ventiv agree that no changes may be made to the list of vehicles set forth in Section 8 below, without Ventiv having obtained the prior written consent of Wheels, Inc. (hereinafter the “Leasing Company”)
     (b) Ordering of company vehicles
     (c) Vehicle administration and registration
     (d) Presentation of fleet policies including video on defensive driving
     (e) Managing daily inquiries from field
     (f) Vehicle tracking and high mileage replacement
     (g) Arranging for short term “bridge” rentals in advance of delivery of fleet vehicle, if applicable
     (h) Provision of gas cards
     (i) Management of Ventiv fleet maintenance program
     (j) Sublease of vehicles from Leasing Company
2. Client Responsibilities
     (a) Secure insurance in accordance with the Section 3 below, entitled, “Insurance Provisions”
     (b) Maintain fleet arrangement with Ventiv for any vehicle deployed for a minimum term of one year from date of vehicle deployment
     (c) Ensure that any Client Employee who fails a background check does not have access to or use of any fleet vehicle.
     (d) Ensure the vehicles are driven only by those Client Employees as provided in this Agreement, and only for the purposes set forth in this Agreement.
     (e) Tax compliance (employee fleet deductions, and reporting on personal use of vehicle)
Exhibit E

     (f) Costs associated with gas as incurred through Ventiv provided gas cards
     (g) Costs associated with maintenance as incurred by Ventiv in connection with its maintenance program.
     (h) Payment of fees and costs as set forth below
     (i) Settlement costs associated disposing of the vehicles (See Termination Expense below)
     (j) Client understands and agrees that Leasing Company is an express third party beneficiary of the services provided by Ventiv pursuant to this Exhibit E.
     (k) Rental costs associated with bridge rentals
     (l) Providing mechanism for Ventiv to receive accident reports regarding fleet automobiles.
3. Insurance Provisions.
     Client shall be responsible for obtaining the appropriate insurance as set forth below and ensuring compliance with the following:
     (a) Provider to be rated A-VII or better.
     (b) Coverage shall include commercial automobile liability insurance on an “occurrence” basis with a combined single limit of not less than $1,000,000 per occurrence and $2,000,000 in the aggregate against bodily injury and third party property damage liability.
     (c) Coverage should extend to first party physical damage coverage with a limit of actual cash value, subject to a comprehensive and collision deductible.
     (d) Client to also obtain commercial umbrella insurance coverage of not less than $2,000,000 per occurrence/aggregate with the above stated policies as an underlying coverage.
     (e) Coverage should extend to use of rental automobiles (in case such use is necessary).
     (f) Policies to contain agreements by the insurers that such policies shall not be cancelled except upon thirty (30) days prior written notice to each named insured and each additional insured.
     (g) Prior to delivery of the automobiles to Client Employees, Client to provide Ventiv with evidence of insurance coverage in compliance with the above.
4. Indemnification
     (a) Client shall indemnify, defend and hold harmless (collectively, the “Obligations”) Ventiv and Leasing Company, and each of its respective officers, directors,
Exhibit E

agents and employees, from and against any and all actual or alleged liabilities, losses, actions, damages, personal injury claims, property damage claims, death, any other claims of third parties or claims by Client’s employees, or expenses and costs of any kind (including reasonable attorneys’ fees) (collectively, “Damages”), any of which are directly or indirectly related to Client’s (or its employees, agents or independent contractors) use or misuse of the automobiles provided by Ventiv to Client pursuant hereto. The Obligations shall include but shall not be limited to, Damages directly or indirectly related to a driver’s possession and use of the vehicle and any traffic violations in which said vehicles may be involved. The Obligations are absolute and unconditional and apply without consideration of fault (comparative or otherwise).
     (b) Client’s obligation to indemnify, defend and hold harmless Ventiv and Leasing Company (and each of its respective officers, directors, agents and employees) shall depend upon Ventiv providing notice to the Client of any claim or lawsuit giving rise to the indemnity obligation; however, failure to comply with this notice requirement shall not reduce the Client’s indemnification obligation except to the extent that Client is clearly prejudiced as a result. Thereafter, the Client shall have control over the handling of the claim or lawsuit, provided, however, that: (i) Ventiv shall have the right to participate in the defense of the claim at its own expense through counsel of its choice (control of the defense will remain with the Client), (ii) Client shall not consent to the entry of any judgment or enter into any settlement that would require any act or forbearance on the part of the Ventiv or Leasing Company or which does not unconditionally release Ventiv and Leasing Company from all liability in respect of the claim without the prior written consent of Ventiv, and (iii) Ventiv may undertake the defense of the claim, at the Client’s expense, if Client fails promptly to assume and diligently to prosecute the defense.
5. No Warranty.
     Client understands and agrees that: there are no warranties or other rights provided by Ventiv or Leasing Company (other than the automobile manufacturer’s warranties which have been assigned to Ventiv). Neither Ventiv nor Leasing Company makes any representation or warranty of any kind, express or implied, with respect to any vehicle, including its design, operation or condition, merchantability, or its fitness for a particular purpose. Neither Ventiv nor Leasing Company shall have any liability to Client or its customers or third parties for any direct, indirect, special or consequential damages of any kind or nature directly or indirectly arising out of Ventiv’s lease with Leasing Company or any vehicle provided to Client hereunder or any damages based on strict or absolute tort liability or negligence. Client acknowledges that neither Ventiv nor Leasing Company is the manufacturer, designer or distributor of the vehicle and neither Ventiv nor Client has any ownership rights with respect to the vehicles. Ventiv and the Leasing Company shall have no liability whatsoever for any failure of or delay in delivery of the vehicle or for the breach of any representation or warranty made by the manufacturer.
6. Security Interest.
     Client acknowledges and agrees that the interest of Client in the vehicles is limited to a sublessee’s interest and is subject to and subordinate to the lease agreement (the “Lease”) between Ventiv and Leasing Company. Client acknowledges and agrees that it has no ownership interest in the vehicles and that the Lease is a true lease, that Leasing Company is the owner of
Exhibit E

the vehicles, that the interest of Client in the vehicles is subject to and subordinate to the ownership interest of Leasing Company. In the event that, for any reason, the Lease is deemed not to be a true lease, Client acknowledges and agrees that the interest of Client in the vehicles is subject to and subordinate to the security interest and lien of Leasing Company. In the event of a default by Ventiv under the Lease, Client agrees that Leasing Company shall have all rights provided in the Lease, including, but not limited to, the right to repossess the vehicles from Client; provided, however, that Lessor will take no action to disturb Client’s quiet enjoyment of the vehicles so long as Client is not in default under this Agreement or under this Exhibit E.
7. Termination Expense.
     In the case of any termination of the Agreement by Client or Ventiv, or at the end of Term (or any Additional Term), Client shall (in addition to all other payment obligations under this Agreement) promptly pay (or if paid by Ventiv, promptly reimburse Ventiv): the amount due any lessor or rental agent of the automobiles provided to Client’s employees, for any early termination of the lease or rental agreement. In addition, Client may elect to either: (i) subject to the consent from Leasing Company, transfer the automobiles and the related lease or rental obligations to Client, and pay an amount equal to the net book value (if any) of the automobiles on the books of Ventiv at the time of the transfer event, and further in the case of any lease or finance lease, Client shall assume the responsibility for all further payments due or (ii) pay Ventiv the net loss to Ventiv on such automobiles determined by the difference between the net book value of each automobile and net price received by Ventiv for the disposal of such automobile, plus any amounts due by Ventiv in connection with the lease or rental termination (inclusive of any prepaid taxes). Any proposed transfer of the automobiles shall be subject to Client establishing its own relationship and credit with the entity that Ventiv contracted with to lease or rent the automobiles.
8. List of Vehicles.
     Client and Ventiv agree that, with respect to the vehicles set forth below: (i) Client will utilize no Leasing Company fleet number other than the Leasing Company fleet number assigned to Client, and (ii) the vehicles may not be transferred to any other Leasing Company fleet number unless Leasing Company otherwise agrees in writing.

Leasing
Company
Unit No.	Year	Make	Model	VIN

922KW	2006	Chrysler	Pacifica Tourig 4dr AWD SUV	[**]
032KX	2006	Ford	Freestyle SEL FWD 4DR Wagon	[**]
332KT	2006	Saab	9-3 Aero 4DR Sedan	[**]
501KT	2006	Saab	9-3 2.0T 4DR Sedan	[**]
500KX	2006	Ford	Explorer 4WD XLT4.0L V6 4DR SUV	[**]
432KX	2006	Ford	Explorer 4WD XLT 4.0L V6 4DR SUV	[**]
Exhibit E

EXHIBIT F
SALES FORCE AUTOMATION SERVICES
Ventiv shall provide, in accordance with in Exhibit A Item 9, a laptop computer to [**] Client regional managers, each installed with the following Target Software, Inc. product:
•	Target Mobile Web Sales Management Edition
1. Sublicense Grant; Ownership of Intellectual Property Rights; Restrictions. (a) Client acknowledges that Target Software, Inc. (“Target Software”) is the sole owner of all rights, title and interest in and to the above referenced software system (the “SFA”) (including but not limited to all intellectual property contained therein and including without limitation, all modules and components, and all existing versions and any versions to be developed in the future in any media now known or hereafter to be developed) and that Ventiv is merely a licensee of SFA pursuant to that certain License Agreement by and between Target Software and Ventiv (the “Target Software License”). Client expressly agrees and acknowledges that Client has engaged Ventiv to perform the Services and that Client shall look solely to Ventiv for any breach by Ventiv of its performance obligations arising from the performance of said Services.
     (b) Subject to the terms, conditions and restrictions herein set forth, including without limitation, payment of the monthly service fees set forth below, Ventiv hereby grants, and Client accepts, a limited, nonsublicensable, nonexclusive, non-transferable, non-assignable sublicense (the “Sublicense”) to Use SFA in accordance with the terms and conditions herein set forth for the Term. For purposes of the sublicense herein granted, “Use” means the copying of all or any portion of SFA from storage units or media for processing and operation, provided that any such use is for Client’s internal business purposes only and is limited to the purposes for which SFA is designed. Client acknowledges that it understands and agrees that Ventiv, as a licensee of SFA, is itself authorized to only use SFA in accordance with the Target Software License, and therefore, the scope of the license granted to Ventiv is thereby limited. Client agrees and acknowledges that neither it nor its employees shall, during the Term or at any time thereafter, directly or indirectly, alone or with any person, use all or any portion of SFA in any manner which is inconsistent with its intended purpose or in any manner which violates the terms of this Agreement or which is otherwise inconsistent with the permitted Use. Without limiting the foregoing, Client agrees that neither it nor its employees shall:
          (i) sell, lease, rent, loan, assign, pledge, encumber, sublicense, distribute, resell or otherwise transfer all or any part of SFA;
          (ii) transfer, share, disclose, assign, sublicense or otherwise transfer SFA or any confidential or proprietary information related thereto, to any third party;
          (iii) permit any person to use SFA other than those Client employees who are authorized to use SFA unless such person is engaged by Client to perform general maintenance and services on Client’s computer systems and the person has executed a non-disclosure agreement with substantially the same confidentiality obligations and Use restrictions regarding SFA as are set forth herein;
Exhibit F

          (iv) decompile, disassemble, reverse engineer or otherwise attempt to discover any source code or underlying trade secrets of Target Software, Inc. and/or contained in SFA;
          (v) remove, obscure or alter any copyright notice, restricted rights legend or other notice of proprietary rights that appears or is contained on or in SFA;
          (vi) modify, adapt, alter, or translate SFA;
          (vii) export SFA or the direct product of such software outside the United States except as authorized by the laws and regulations of the United States and any export permits that may be required;
          (viii) use SFA in violation of applicable copyright laws, trade secret laws or other intellectual property laws;
          (ix) merge SFA with any other software to create a new program or library of programs wherein SFA loses its own identity;
          (x) sublicense or transfer SFA to any third party for a service business, outsourcing or any other purpose;
          (xi) otherwise use or copy SFA without the express prior written consent of Target Software, Inc.;
          (xii) Use SFA after the expiration or earlier termination of the Term; or
          (xiii) allow more than the previously agreed upon number of Client managers to use any server-based or mobile component of SFA in connection with the Services (unless Client agrees to pay the additional fees as set forth below).
     (c) Client acknowledges that all materials and intellectual property created or generated by Target Software in connection with the performance of any technical support or related services hereunder shall be the sole and exclusive property of Target Software, provided that, as between Ventiv, Client and Target Software, all Data (as defined below) shall be the sole and exclusive property of Client. Client further acknowledges that Target Software reserves all right, title and interest in and to SFA, the related documentation (the “Documentation”), and any updates thereto or new versions thereof, and to materials created or generated by Target Software in connection with the performance of any services related thereto. Client hereby assigns to Target Software all rights, titles, and interest in and to any and all derivative works of SFA, the Documentation, materials created by Target Software. While the foregoing assignment is intended to be self-executing, without the need for additional written agreement or acknowledgment, Client shall execute and deliver any additional written agreement evidencing such assignment upon the request of Target Software. In addition, Client acknowledges that SFA and its structure, organization and source code constitute valuable trade secrets of Target Software. Nothing in this Agreement shall be construed to give Client any right, title or interest to Target Software’s proprietary information, other than the sublicense rights granted by Ventiv hereunder and subject to the terms and conditions herein set forth. In any event, neither Ventiv nor Target Software shall have any rights, title or interest in Client’s Data (as hereinafter
Exhibit F

defined). “Data” means all information submitted by Client to be processed by SFA, as contemplated by this Agreement, wherever residing, in all media and in any form, including raw data, compilations, analyses and summaries of such information. Data shall include, but not be limited to, information about Sales Representatives, clients, physicians and medical entities and all reports and compilations prepared by Client in connection therewith. Data shall not include any call reports, call data or related call information.
     (d) Client is aware and acknowledges that Target Software has made no representation, and has not granted any warranty, express or implied, nor has Target Software otherwise assured that (i) Client’s use of SFA shall meet Client’s requirements; (ii) operation of SFA shall be uninterrupted or error free; (iii) SFA shall operate in the combination that may be selected for use by Client; or (iv) SFA complies with any regulations including CFR Title 21, Parts 11, 203 and 205 (the “Regulations”) or any other applicable statute, code, law or regulation.
     Notwithstanding the foregoing, the Parties understand that Target Software has no actual knowledge of any deficiencies and/or defects in SFA as of the date hereof that would prevent compliance with the Regulations when utilized in accordance with the documentation written by Target Software in connection with SFA (the “Documentation”) and when configured and Used in concert with appropriate standard operating procedures (“SOP’s”), which SOP’s are and shall remain the sole and absolute responsibility of Client and Ventiv. Client and Ventiv hereby agree and acknowledge that the creation and implementation of such SOP’s, and therefore the Use and compliance of any results obtained through Use of SFA, are based upon Client’s interpretation of the Regulations together with any other laws, regulations, ordinances or rules which Client determines to be applicable to Client’s operations and compliance. Client hereby agrees, affirms, represents and acknowledges that the ultimate burden of compliance with any law, regulation, rule, ordinance, statutory scheme or other requirement (including, without limitation, the Regulations) is and shall remain the sole and absolute responsibility of Client and Ventiv with respect to the Services, as contemplated by this Agreement.
     (e) Term of Sublicense. The Parties hereto understand and agree that the Sublicense granted hereunder shall be for a term consistent with the Term and any applicable Additional Term (as defined in Section 10 of the Agreement). Notwithstanding the foregoing, the Sublicense granted hereunder shall automatically terminate (without the necessity of any further action by either Party) upon the first of the following to occur: (i) the expiration or earlier termination of this Agreement (as set forth in Section 11 of the Agreement); or (ii) the termination of the Target Software License (a “Termination Event”). Ventiv represents that it has received such approvals and consents from Target Software as is necessary to enter into this Agreement and provide the SFA upon the terms and conditions set forth herein.
     (f) Assignment of Sublicense. The Sublicense granted by this Agreement may not be assigned or transferred by Client without the prior written consent of Target Software and Ventiv, provided, however, that subject to the provisions of this Section, Client may (without the need for the consent of Target Software and Ventiv) assign said Sublicense in connection with a corporate restructuring or acquisition of Client (whether by asset purchase, stock purchase, merger, consolidation or otherwise) which restructuring or acquisition (i) shall not result in any significant change in the number or identity of end-users of SFA or the customer base of Client,
Exhibit F

and (ii) shall not involve a successor entity engaged in business operations directly competitive with the business operations of either Ventiv or Target Software, and provided, in each case, that such successor entity and acquirer (if applicable) executes and delivers an agreement, in form and substance reasonably satisfactory to Ventiv and Target Software, pursuant to which such assignee assumes all obligations respecting SFA set forth in this Agreement. Any attempt to assign or transfer the Sublicense set forth in this Agreement in violation of this section shall be void.
     (g) Client understands and acknowledges that Client has contracted hereunder directly with Ventiv (and not Target Software) for the performance of the Services. Therefore, notwithstanding Target Software’s consent to the Sublicense and Client’s permitted use of the SFA in connection with this Agreement, Client shall look solely to Ventiv for any breach by Ventiv of its performance obligations hereunder.
     (h) Ventiv and Target Software may disclose, on their websites, in press releases, sales materials and in standard presentations to potential customers, that Client uses the Target SFA and the scale of usage of such software by Client (i.e., number of users, etc.), only upon receipt of prior written consent from Client in each instance, in Client’s sole discretion.
2. Limitation of Liability. NEITHER PARTY NOR TARGET SOFTWARE, INC. (“TARGET SOFTWARE”) SHALL BE LIABLE WITH RESPECT TO ANY SUBJECT MATTER OF THIS EXHIBIT F UNDER ANY CONTRACT, TORT, NEGLIGENCE, STRICT LIABILITY, BREACH OF WARRANTY (EXPRESS OR IMPLIED) OR OTHER THEORY FOR ANY INDIRECT, INCIDENTAL, SPECIAL, EXEMPLARY, PUNITIVE, EXEMPLARY OR CONSEQUENTIAL DAMAGES, INCLUDING WITHOUT LIMITATION, ANY LOSS OF REVENUES, PROFITS OR DATA OR THE COSTS OF PROCUREMENT OF SUBSTITUTE PRODUCTS BY CLIENT, EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. IN ADDITION, THE COLLECTIVE LIABILITY OF VENTIV AND TARGET SOFTWARE FOR DIRECT DAMAGES RESULTING FROM THE PERFORMANCE OF THE SERVICES SET FORTH IN THIS EXHIBIT F SHALL BE LIMITED TO THE FEES ACTUALLY PAID BY CLIENT TO VENTIV FOR THE SIX (6) MONTH PERIOD IMMEDIATELY PRECEDING THE EVENT GIVING RISE TO THE CLAIM.
Exhibit F

EXHIBIT G
RECRUITING SERVICES
1. Ventiv shall assist Client with the recruitment of Client’s managers. Client shall pay Ventiv a recruitment fee in the amount of [**] percent ([**]%) of each new Client manager’s: (i) first year salary, and (ii) signing bonus (if applicable), and (iii) first year incentive compensation bonus. If during the first [**] days of employment, the Client manager is discharged by Client for cause (in accordance with Client’s employment policies and handbook), Ventiv shall find a replacement free of charge.
2. Additional recruiting services and the applicable fees for such services are set forth in Section 7 of this Exhibit G. In the event Client desires for Ventiv to conduct additional recruiting services on its behalf, Client shall provide Ventiv with a written request (an “Open Position Request”) setting forth all newly opened or recently formed positions to be filled by Ventiv. Upon receipt of the Open Position Request, Ventiv will contact Client to determine Client’s preferred candidate profile and interview availability. Within thirty (30) days of Ventiv’s receipt of an Open Position Request, Ventiv will use commercially reasonable efforts to provide Client with [**] candidates for each open position, each of whom shall be ranked based upon such candidate’s qualifications and availability. Each candidate shall be pre-screened by Ventiv to determine if such candidate meets certain agreed upon criteria. Upon written request, Ventiv will adopt and implement the screening tools and/or systems utilized by Client.
3. If the [**] candidates provided by Ventiv are unacceptable to Client, Client shall send to Ventiv, in writing (e-mail is acceptable), a request for additional candidates (who have been pre-screened by Ventiv) to be produced for interviews until such time as the vacant position(s) is filled. Ventiv will conduct all communication with external candidates including initial contact, screening, and notification of rejection.
4. Client and Ventiv understand and agree that Ventiv shall be exclusively responsible for the performance of background checks on candidates.
5. Ventiv will not discriminate in the referral or acceptance of potential candidates on the basis of race, color, religion, age, national origin, marital status, sexual orientation, disability or other protected classification. Ventiv will comply with all applicable Federal, State and local fair employment laws and regulations in the course of performing its obligations hereunder.
6. Client and Ventiv understand and agree that: (i) Client is solely responsible for all hiring decisions, and (ii) Ventiv has no responsibility for the acts or omissions of any candidate hired by Client.
Exhibit G

7. Types of Recruitment Services and Applicable Fees and Costs.

Division	Service Name	Description	Price

Recruitment Services ™	Background Investigations	Criminal Felony & Misdemeanor; Drug Testing; Education Report; Employment Report; MVR; SSN Trace; Debarment	$[**] per investigation

Recruitment Services ™	Contingency Search	Review client needs, develop profile, provide screened candidates meeting Client profile, charge fee upon placement	[**]% of base salary + signing bonus + first year incentive comp. bonus
Exhibit G